                                              SAN JUAN UNIT 4


                                  EARLY PURCHASE PARTICIPATION AGREEMENT


                                      Dated as of September 26, 1983


                                                  Between


                                   PUBLIC SERVICE COMPANY OF NEW MEXICO


                                                    and


                                         M-S-R PUBLIC POWER AGENCY

                                               SAN JUAN UNIT 4
                                 EARLY PURCHASE AND PARTICIPATION AGREEMENT

                                              TABLE OF CONTENTS

Section and Subject                                                       Pages

     Recitals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

 1.  Effective Date and Termination Date. . . . . . . . . . . . . . . . . . . 5
 2.  Transfer of Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . 6
 3.  Purchase Price and Prepaid Items . . . . . . . . . . . . . . . . . . . . 6
 4.  Power Sales Arrangement. . . . . . . . . . . . . . . . . . . . . . . . .10
 5.  San Juan Project Agreements. . . . . . . . . . . . . . . . . . . . . . .19
 6.  Amendments to San Juan Project Agreements. . . . . . . . . . . . . . . .20
 7.  Warranties and Representations . . . . . . . . . . . . . . . . . . . . .20
 8.  Purchase Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
 9.  Purchase Closing Conditions. . . . . . . . . . . . . . . . . . . . . . .24
10.  Representations and Warranties Regarding Condition
       of Facility. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
11.  Reliance and Planning by Parties and Obligations
       Prior to Purchase Closing. . . . . . . . . . . . . . . . . . . . . . .32
12.  PNM as Operating Agent; Applicability of Certain
        Provisions of Operating Agreement . . . . . . . . . . . . . . . . . .36
13.  Applicability of Certain Provisions of
        Co-Tenancy Agreement. . . . . . . . . . . . . . . . . . . . . . . . .39
14.  Entitlement to and Scheduling of San Juan
        Unit 4 Power and Energy . . . . . . . . . . . . . . . . . . . . . . .41
15.  Start-Up and Auxiliary Power and Energy Requirements . . . . . . . . . .43
16.  Expenditures for San Juan Project Capital Betterments,
       Capital Additions, Capital Replacements and Costs of
       Operating Work . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
17.  M-S-R-TEP Hazard Sharing . . . . . . . . . . . . . . . . . . . . . . . .45
18.  Coal Supply. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
19.  Water Supply . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
20.  Right of M-S-R to Inspect and Audit. . . . . . . . . . . . . . . . . . .48
21.  Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
22.  Disputes; Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . .52
23.  Rights to San Juan Switchyard. . . . . . . . . . . . . . . . . . . . . .55
24.  Right to Bring in an Additional Transmission Line. . . . . . . . . . . .56
25.  Risk of Loss Prior to Purchase Closing . . . . . . . . . . . . . . . . .57
26.  Destruction, Damage or Condemnation of San Juan Unit 4
       After Purchase Closing . . . . . . . . . . . . . . . . . . . . . . . .58
27.  Consistency of Terms . . . . . . . . . . . . . . . . . . . . . . . . . .60
28.  Relationship of Parties. . . . . . . . . . . . . . . . . . . . . . . . .61
29.  Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .62
30.  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62
31.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63
32.  Survival of Warranties and Representations . . . . . . . . . . . . . . .63
33.  Assignment, Transfer, Conveyance or Other Disposition. . . . . . . . . .63
34.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
35.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70

                                              TABLE OF CONTENTS
                                                 (Continued)

Section and Subject                                                       Pages

36.  Further Assurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .71
37.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .71
38.  Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .71
39.  Independent Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .72
40.  Equal Opportunity. . . . . . . . . . . . . . . . . . . . . . . . . . . .73
41.  Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .73
42.  Nondedication of Facilities. . . . . . . . . . . . . . . . . . . . . . .74
43.  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . .74
44.  Execution of Interconnection Agreement . . . . . . . . . . . . . . . . .74

Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .75




Exhibit A--Definitions of Capitalized Terms
Exhibit A-1--Definitional Cross-References
Exhibit B--Instrument of Sale add Conveyance
           Annex. A--Real Property
           Annex B--Pollution Control
Exhibit C--Easement and License
Exhibit D--Opinions of Counsel
Exhibit E--Purchase Price
Exhibit F--Prepaid Items
Exhibit G--Letter of Representation
Exhibit H--Certificate of President
Exhibit I--Letter of Certified Public Accountant
Exhibit J--Opinion of Counsel

                 SAN JUAN UNIT 4 EARLY PURCHASE AND PARTICIPATION AGREEMENT


    THIS SAN JUAN UNIT 4 EARLY PURCHASE AND PARTICIPATION AGREEMENT ("Agreement"), dated as of the 26th day of September, 1983, is between PUBLIC SERVICE COMPANY NEW MEXICO, a Mew Mexico corporation (hereinafter called "PNM"), and M-S-R PUBLIC POWER AGENCY, a joint exercise of powers agency organized under the laws of the State of California ("M-S-R"), hereinafter sometimes referred to individually as a "Party" or collectively as the "Parties."
    The capitalized terms used in this Agreement, unless otherwise specifically defined herein or in Exhibit "A" attached hereto, shall have the meanings defined in the San Juan Project Agreements (as that term is defined in Section 5.1 herein).

                                                 RECITALS

    This Agreement is made with reference to the following facts, among others:
    0.l PNM and Tucson Electric Power Company, an Arizona corporation ("TEP"), are the Participants in and owners of the San Juan Project coal-fueled electric generating units ("San Juan consisting of four Project") San Juan Units 1, 2, and 3 are jointly owned by PNM and TEP, and San Juan Unit 4 is owned by PNM and the City of Farmington, New Mexico
("Farmington").   The lends upon which San Juan Units 1, 2, 3, and 4 are
situated are jointly owned by PNM and TEP.
    O.2 PNM and TEP have entered into the San Juan Project Agreements which establish the terms and conditions of the ownership, construction, and operation of the San Juan Project and their respective rights and obligations relating thereto.

    O.3 The New Mexico Public Service Commission ("NMPSC") has issued certificates of public convenience and necessity and location permits to PNM in NMPSC Numbers 1111 add 965 with respect to Units 1 and 2, and Case number 1121 with respect to San Juan Units 3 and 4, authorizing PNM to participate with TEP in the San Juan Project. Up until 1979, PNM and TEP each owned an undivided fifty percent (50%) interest in the San Juan Project.

    0.4  San Juan Units 1,  2,  3,  and 4 are in commercial operation.

    O.5 In NMPSC Case Number 1452, the NMPSC issued to PNM a certificate of public convenience and necessity authorizing PNM to purchase TEP's fifty percent (50%) undivided interest in San Juan Unit 4.

    0.6 By Purchase Agreement, dated as of May 16, 1979, Pnm and TEP agreed upon and consummated the purchase and sale of TEP's fifty percent (50%) undivided interest in San Juan Unit 4, with TEP retaining an option ("TEP Option") to acquire up to a twenty-eight and eight-tenths percent (28.8%) ownership interest in San Juan Unit 4 ("Ownership Interest") at a later date, on at least eight years' notice.

    0.7 On December 31, 1981, TEP and M-S-R entered into the TEP/M-S-R Agreement--Option to Acquire Ownership Interest in San Juan Unit 4 ("TEP/M-S-R Agreement"), wherein TEP agreed to sell to M-S-R and M-S-R agreed to purchase from TEP, pursuant to the terms and conditions of such agreement, on or before November 30, 1982, the TEP Option (also referred to as the "Option to Repurchase" in the May 16, 1979, San Juan Unit 4 Purchase
Agreement between PNM and TEP).   On December 31, 1981, TEP and M-S-R also
entered into the TEP/M-S-R Agreement on Power Sales.   TEP subsequently
advised PNM of those agreements. On January 5, 1982, TEP extended to PNM the right of first refusal to acquire the TEP Option upon the same terms and conditions agreed to by M-S-R. On March 5, 1982, PNM confirmed that it would not exercise its right of first refusal and that M-S-R had the right to Purchase from TEP the TEP Option. All rights of first refusal which PNM may have had to purchase the TEP Option or to exercise the right to purchase the TEP Option pursuant to the San Juan Co-Tenancy Agreement, as amended by Modification No. 1 dated May 16, 1979, or by the agreement between PNM and
TEP dated December 1, l980, have expired.   The NMPSC, by Order of Hearing
and Investigation, dated April 23, 1982, and docketed in NMPSC Case Number 1452, initiated an investigation into the PNM refusal to exercise its right of first refusal. At the conclusion of the investigation, the NMPSC issued an order authorizing PNM to sell the Ownership Interest in San Juan Unit 4 on or after May 1, 1995. On November 29, 1982, PNM and M-S-R executed the San Juan Unit 4 Purchase and Participation Agreement ("Purchase and Participation Agreement") which detailed the sale by PNM to M-S-R of the Ownership
Interest and the participation between M-S-R and PNM in the operation an ownership of San Juan Unit 4. The Purchase and Participation Agreement was submitted to the NMPSC on December 20, 1982.

    0.8 On November 30, 1982, M-S-R gave to PNM, and PNM received from M-S-R, Notice of Exercise of Option ("Notice of Exercise of Option"), by which M-S-R exercised the TEP Option to acquire the Ownership Interest.

    0.9 In the Purchase and Participation Agreement the Parties recognized that by the May 16, l979 Purchase Agreement between PNM and TEP, upon eight years' notice, acquisition of the Ownership Interest could take place on or after May 1, 1995.

    0.10 The Parties have each determined that it would be individually and mutually beneficial to consummate the purchase, sale, and transfer of the
Ownership  Interest  in  1983 rather  than  in  1995.   PNM and M-S-R entered
into a First Amendment ("First Amendment") to the Purchase and Participation Agreement on May 31, 1983, which amendment provided for the Purchase Closing, as defined in Exhibit A hereto, to occur on or before December 31, 1983, and for the execution of this Agreement and an Interconnection Agreement (as referenced in Section 44 of this Agreement), governing the terms and conditions of such sale and other related matters.
    NOW THEREFORE, based upon the foregoing recitals, and in consideration of the mutual promises, terms, covenants, and conditions of this Agreement, PNM and M-S-R the Parties, hereby agree as follows:

                                                 AGREEMENT
                                                 SECTION 1
                                    EFFECTIVE DATE AND TERMINATION DATE

    1.1 Effective Date. This Agreement shall become effective on the date and at the time it is executed by both PNM and M-S-R, and shall remain in effect until such date as is set forth in Section 1.2 herein; provided, however, that it shall be earlier terminated without further action. (i) in the event the Purchase Closing has not occurred on or before December 31, l983 (or such other date as may be agreed upon in writing by the Parties pursuant to Section 8.1 hereof), or (ii) pursuant to the provisions of
Section 25.1 hereof. The Purchase and Participation Agreement, as amended by the First Amendment, is hereby merged into and modified in this Agreement and the provisions hereof, as merged and modified constitute the sole and only rights and obligations of the Parties relating to the matters set forth therein and herein; provided however, that the provisions of the Purchase and Participation Agreement, with the exception of the First Amendment, shall be revived and remain effective and binding in the event of the aforesaid early termination of this Agreement by reason of the Purchase Closing not occurring on or before December 31, 1983 or other agreed-upon date.

    1.2 Termination Date. This Agreement shall continue in full force and effect from its Effective Date until July 1, 2019, unless sooner terminated in accordance with Sections 1.1 or 25.1 hereof or by the mutual
written agreement of the Parties.   In the event the term of the Co-Tenancy
Agreement referred to in Section 5.1 hereof is extended, the term of this Agreement shall be extended so that the terms of such agreements shall be coterminous.
                                                 SECTION 2
                                      TRANSFER OF OWNERSHIP INTEREST

    2.1 Conveyance of Title. PNM shall convey to M-S-R at the time of Purchase Closing the Ownership Interest by the Instrument of Sale and Conveyance ("Instrument of Sale and Conveyance") and the Easement and License ("Easement and License") in substantially the form of Exhibits B and C, respectively, attached hereto. The Ownership Interest being conveyed by PNM shall be with special warranty covenants free and clear of all taxes and assessments, all liens, trusts, mortgages, security agreements, financial statements, and encumbrances, except Permitted Encumbrances.

                                                 SECTION 3
                                      PURCHASE PRICE AND UNPAID ITEMS

    3.1 Purchase Price. The Purchase Price to be paid by M-S-R. to PNM for the Ownership Interest, exclusive of the prepaid items referred to in Section
3.3 hereof, shall be the sum of (i) PNM's book cost for said Ownership Interest determined as of the date of the Purchase Closing, which shall include AFUDC actually reflected on PNM's books for the Ownership Interest, net of PNM's depreciation as of the date of the Purchase Closing all as determined in accordance with the methodology shown on Exhibit E hereto, and
(ii) ten million dollars ($10,000,000). Such depreciated book cost represents the estimated cost of the Ownership Interest through the date of the Purchase Closing. PNM has and shall be entitled to segregate the Ownership Interest of San Juan Unit 4 and associated pollution, control systems and facilities and to charge AFUDC thereon without charging AFUDC on the remainder interest, and it is presumed that the Ownership Interest is
the share on which the AFUDC was and is charged.   Book Cost shall reflect
any credit for insurance or condemnation proceeds received by reason of any damage, destruction, condemnation or similar occurrence involving San Juan Unit 4 if such insurance or condemnation proceeds were paid to reimburse
utility plant account property.   Additional costs to complete the San Juan
Project after the Purchase Closing are anticipated. It is PNM's present estimate that the total of such costs allocable to M-S-R's Ownership Interest will be approximately one million five hundred thousand dollars ($1,500,000).

    3.2 At the Purchase Closing, M-S-R shall pay PNM one hundred seventy million ninety one thousand one hundred eighty-one dollars ($170,091,181), which amount represents PNM's estimate of the total Purchase Price, being the sum of (i) and (ii) of Section 3.1 hereof. As soon as practicable after the Purchase Closing, but no later than 9O days thereafter, PNM shall determine its actual depreciated book cost as of the date of the Purchase Closing, in accordance with the methodology set forth in
Section 3.1 of this Agreement.   In the event the actual depreciated book
cost plus $10,000,000 exceeds the total Purchase Price paid at the Purchase
Closing, M-S-R shall pay PNM such difference.   In the event the actual
depreciated book cost plus $10,000,000 is less than the total Purchase Price paid at the Purchase Closing, PNM shall pay M-S-R such difference. Such payment, together with interest at the rate quoted by Irving Trust
Company, New York City, New York ("Irving Trust Company"), as the prime rate of interest as of the date of the Purchase Closing, from the date of the Purchase Closing to the date of payment, shall be made within ten (lO) days of the date that PNM delivers its price determination to M-S-R, unless M-S-R disputes such determination.

    3.2.1 In the event M-S-R disputes the amount of the Purchase Price calculated by PNM, M-S-R shall have the right to audit the PNM books and records relating to the Ownership Interest, in which event the audit shall be commenced within fifteen (15) days from the date PNM delivers its price determination and completed within thirty (30) days thereafter. In the event M-S-R and PNM are able to reach agreement within thirty (30) days after completion of the audit as to the actual depreciated book cost of the Ownership Interest, then the first audited purchase price differential due PNM or the refund due M-S-R shall be paid within ten (1O) days with interest at the rate quoted by Irving Trust Company, as the prime rate of interest as of the date of the Purchase Closing, from the date of the Purchase Closing to
the date of payment.   In the event MS-R and PNM are unable to reach
agreement within thirty (30) days of completion of the audit as to the actual depreciated book cost of the Ownership Interest, then either Party may call for lndependent arbitration in accordance with the last sentence of Section
22.1 hereof, and the final arbitrated purchase price differential due PNM or the refund due M-S-R shall bear interest at the rate quoted by Irving Trust Company, as the prime rate of interest as of the date of the Purchase Closing, from the date of the Purchase Closing to the date of payment, which payment shall be made within 30 days of the arbitration award.

    3.3  Prepaid Items.   In addition to the Purchase Price to be paid by
M-S-R to PNM at the Purchase Closing, M-S-R shall pay PNM an amount equal to PNM's cost of prepaid items properly allocable to the Ownership Interest as reflected on PNM's books as of the date of the Purchase Closing. The
representative items for reimbursement are shown on Exhibit F.   The Parties
agree that an estimate of five million one hundred thousand dollars ($5,100,000) shall be used as the cost of such prepaid items to be paid at the Purchase Closing. As soon after the Purchase Closing as practicable, but no later than 9O days thereafter, the actual cost of such prepaid items as of the date of the Purchase Closing shall be determined and, if the actual cost of the prepaid items is higher than $5,100,000, M-S-R shall reimburse PNM for the difference, plus interest at the rate quoted by Irving Trust Company, as the prime rate of interest as of the date of the Purchase Closing from the date of the Purchase Closing to the date of payment, which shall be within 30 days after the determination of the actual cost of prepaid items. If the actual cost of the prepaid items is less than $5,100,000, PNM shall reimburse M-S-R for the difference, plus interest at the rate quoted by Irving Trust Company, as the prime rate of interest as of the date of the Purchase Closing from the date of the Purchase Closing to the date of payment which shall be within 30 days after the determination of the actual cost of the prepaid items. M-S-R shall be entitled to all rights, titles and interest associated with such prepaid items and shall be entitled to audit PNM's books regarding the cost of the prepaid items.

    3.3.1 In the event M-S-R disputes the costs of prepaid items as determined by PNM, the audit, arbitration, refund, and payment provisions of
Section 3.2.1 hereof shall apply.

                                                 SECTION 4
                                          POWER SALES ARRANGEMENT
    4.1 From and after the Purchase Closing through April 30, 1995, M-S-R shall sell to PNM, and PNM shall purchase from M-S-R, seventy-three and fifty-three/one hundredths percent (73.53%) of the capacity available from the Ownership Interest and the energy associated therewith, for delivery to PNM at the San Juan Unit 4 step-up transformer.

    4.2 For the capacity and energy referred to in Section. 4.1 hereof, PNM shall pay M-S-R monthly a sum comprised of a reservation fee ("Reservation Fee"), a demand charge ("Demand Charge"), and an energy charge ("Energy Charge"). The Demand and Energy Charges shall be equal to all of the operation, and maintenance and total costs associated with the seventy-three and fifty-three/one hundredths percent (73.53%) of the Ownership Interest, including but not limited to: (i) all costs of fuel, water, materials, supplies and equipment, and (ii) any other charges of whatever kind, type, nature, or number which relate in any way to M-S-R's Ownership Interest pursuant to the San Juan Project Agreements, including all costs to M-S-R required to be borne by M-S-R under Section 21 of the Operating
Agreement.   The Demand Charge shall also include a monthly amount equal to one-twelfth (1/12) of the annual levelized debt service cost of all Capital Betterments, Capital Additions and Capital Replacements ("Capital Improvements") incurred after the Purchase Closing and chargeable to M-S-R's Ownership Interest provided that any cost included in the Reservation Fee shall not be duplicated in the Demand Charge. Such fee and charges are further described as follows:

    4.2.1 Reservation Fee. PNM shall pay M-S-R a monthly Reservation Fee (in addition to the other charges set forth in this Section 4) of one million nine hundred thousand eight hundred seventy-three dollars
($1,900,873) per month.   Except as provided elsewhere herein, no adjustments
shall be made to the Reservation Fee.

    4.2.1.1 The Reservation Fee set forth in Section 4.2.1 hereof shall be adjusted within twenty (20) days after the actual Purchase Price and cost of the prepaid items have beer determined as provided in Section 3 hereof. The Reservation. Fee shall be adjusted as follows: (i) The Reservation Fee shall be first adjusted ("First Adjustment"), either upward or downward, to account for the difference between the estimated and actual Purchase Price
and cost of the prepaid items as of the date of Purchase Closing.   The First
Adjustment shall be made by multiplying $1,900,873 by a fraction, the numerator of which is the sum of the actual Purchase Price and cost of prepaid items, multiplied by 1.03 and the denominator of which is one hundred eighty million four hundred forty six thousand nine hundred sixteen dollars ($180,446,916). (ii) In addition to the First Adjustment calculated above, a one-time lump sum payment shall be made by PNM or M-S-R, as the case may be, within thirty (30) days of the determination of the First Adjustment; said lump sum payment shall equal the difference between the Reservation Fee as adjusted in Section 4.2.1.1(i) and $1,900,873, multiplied by the number of monthly Reservation Fee payments previously made by PNM plus interest at the rate quoted by Irving Trust Company as the prime rate of interest as of the date of the Purchase Closing from the date of each Reservation Fee payment to the date of payment pursuant to Section 4.2.1.1
(ii). (iii) The First Adjustment Reservation Fee as calculated in 4.2.1.1(i) shall be subsequently adjusted upward to reflect any additional costs to complete the San Juan Project allocable to the Ownership Interest, as provided in section 3.1 hereof, paid by M-S-R after the Purchase Closing. Said adjustment shall be made by multiplying $1,900,873 by a fraction, the numerator of which shall be 1.03 multiplied by the sum of (a) the actual Purchase Price, (b) the actual cost of prepaid items, (c) any additional costs to complete the San Juan Project allocable to the Ownership Interest and (d) interest accrued during construction on any such additional costs, at an annual rate of 9.75 percent, and the denominator of which is
$180,446,916.   Such subsequent adjustment to the Reservation Fee shall be made as soon as practicable after the construction work has been completed.
(iv) The Reservation Fee shall be adjusted pursuant to the partial termination provisions of Section 4.3 hereof.

    4.2.1.2 The Reservation Fee set forth herein shall be in effect through April 30, 1995, but shall be subject to readjustment downward prior to that date to reflect the net effect of any refunding by M-S-R of the San Juan Project Revenue Bonds, Series "A" issued in June 1983 and any bonds, notes or other evidences of indebtedness ("Bonds") issued to replace
the refunded bonds.   Such downward adjustment shall be calculated by
multiplying the Reservation Fee (as adjusted by Section 4.2.1.1 hereof but without any adjustment under this subsection) by a fraction, the numerator of which is the effective composite interest rate of any refunding Bonds and the outstanding San Juan Project Revenue Bonds, Series "A" (or any outstanding prior series of any earlier refunding Bonds) and the denominator of which is the effective composite interest rate of the San Juan Project Revenue Bonds, Series "A." The effective composite interest rate for the San Juan Project Revenue Bonds, Series "A" is 9.754275 percent.

    4.2.2   Demand Charge.   PNM shall pay M-S-R a monthly Demand Charge
consisting of an amount of sum equal to the sum of (i) seventy-three and fifty-three one/hundredths percent (73.53%) of M-S-R's total monthly expenses for operation, maintenance (excluding fuel) and taxes directly associated with the Ownership Interest, (ii) a monthly administrative and general expense of four thousand dollars ($4,000), (iii) one-twelfth (1/12) of the annual levelized debt service cost of all Capital Improvements incurred after the Purchase Closing and allocable to the Ownership Interest, calculated using PNM's book basis life of such Capital Improvements, and directly associated with the Ownership Interest, and (iv) one twelfth (1/12) of the total annual insurance expenses incurred by M-S-R and associated with
the Ownership Interest.   Provided, however, that in the event such total
insurance expenses in any one year exceed the greater of six hundred thousand dollars ($600,000) or the Adjusted Premium Amount, as defined in Section
4.2.2.3 hereof, the Demand Charge shall include only such portion of said excess amount as is determined by multiplying said excess amount by a fraction, the numerator of which shall be the capacity available from the Ownership Interest which is purchased by PNM for said year and the denominator of which shall be the total capacity available from the Ownership Interest.

    4.2.2.1 Taxes as used herein shall include payments made by M-S-R "in lieu of ad valorem taxes" pursuant to Section 3-24-9 NMSA 1978, as presently in effect or hereafter amended from time to time, gross receipts, privilege, franchise, excise or any other taxes or assessments (whether or not evidenced by a lien), license fees or permit fees imposed on or in relation to the Ownership Interest by the State of New Mexico or any political subdivision thereof.
         4.2.2.2 The annual levelized debt service cost of all Capital Improvements shall be determined on the assumption that M-S-R borrows money to pay such costs and repayment is made on a level debt service basis, without contingency or reserve requirements, over the remaining useful life of the Capital Improvements (or life of the plant, whichever is less) with levelized monthly principal and interest payments. The assumed interest rate shall be that which M-S-R would have paid had tax exempt revenue bonds been issued, as such rate is determined by a municipal bond underwriter satisfactory to M-S-R and PNM, the decision of which shall be final.


    4.2.2.3 The "Adjusted Premium Amount," as used herein, shall reflect increases and decreases in the cost of living, based on the Consumer Price Index "All Items Category," as published by the United States
Department  of  Labor  (the "Index").   The Adjusted Premium Amount shall be
the product obtained by multiplying $600,000 by a fraction, the numerator of which shall be the Current Index, as hereinafter defined, and the denominator of which shall be the Base Index, as hereinafter defined.
 The Current Index shall be the Index figure prevailing on December 31st of the year immediately preceding the calendar year for which the determination is
being made.   The Base Index shall be the Index figure prevailing on December
31, 1983.

         4.2.3   Energy Charge.   PNM shall pay M-S-R a monthly Energy Charge
consisting of an amount of money equal to the total fuel expenses, any variable operation and maintenance expenses, and any export or similar taxes lawfully due, all as associated with PNM's scheduling of energy from the seventy-three and fifty-three/one hundredths percent (73.53%) of the Ownership Interest, as billed to M-S-R by the Operating Agent. All operation and maintenance charges associated with the seventy-three and fifty-three/one hundredths percent (73.53%) of the Ownership Interest not included in the Demand Charge shall be included in the Energy Charge.

    4. 2.1 Any operation, maintenance or other cost associated with the 73.53%, of the Ownership Interest of whatever kind, type, nature or number which has not heretofore been expressly allocated to the Demand Charge or Energy Charge, shall be allocated to the Demand Charge if it is fixed by nature, or shall be allocated to the Energy Charge if it is variable by nature.

    4.3 M-S-R's obligation to sell such power and energy to PNM shall terminate on April 30, 1995; however, at any time and upon at least three (3) years' advance written notice to PNM, M-S-R may partially terminate its obligation to make power sales to PNM, in any amount up to 32 megawatts, such termination to be effective as of May 1 of the year specified by M-S-R in
said notice.   Effective with any such partial termination, the  amount  of the  Reservation  Fee,  as  adjusted  pursuant  to  Sections 4.2.1.1  and
b.2.l.2 hereof,  shall be reduced by twenty percent (20%).   Additionally,
such Reservation Fee, after being reduced by twenty percent (20%), shall be reduced by multiplying the Reservation Fee by a fraction, the numerator of which shall be the capacity available from the 0wnership Interest then being purchased by PNM and the denominator of which shall be the total capacity available from the Ownership Interest. Effective with any such partial termination, the obligation of PNM to pay the Demand Charge pursuant to Section 4.2.2 hereof shall be proportionately reduced, the amount of such revised payments to be proportionate to the percentage of the
capacity available to PNM from the Ownership Interest.   Effective with any
such partial termination, the obligation of PNM to pay the Energy Charge pursuant to Section 4.2.3 hereof shall continue to be proportionate to the percentage of energy scheduled to PNM from the Ownership Interest.

    4.4  PNM shall be  obligated  to  make  the payments  set  forth  in
Section 4.2 hereof whether or not San Juan Unit 4 is completed, operable operating not withstanding the suspension, interruption, interference, reduction, curtailment or unavailability of the output of San Juan Unit 4 for any reason whatsoever in whole or in part, including Uncontrollable Forces as described in Section 38 hereof, unless such San Juan Unit 4 has been inoperable or unavailable for operations ("out of service") for a period greater than two thousand four hundred (2,400) consecutive hours, in which case, PNM's obligations to make any payment under Section 4.2.1 and 4.2.2 hereof on the two thousand four hundred and first (2,401st) consecutive hour shall be suspended for such period as San Juan Unit 4 remains out of service. All payments due by PNM to M-S-R for the month in which the two thousand four hundred and first (2,401st) consecutive hour in which San Juan Unit 4 is out of service shall be prorated, and M-S-R shall be paid in full for the prorated period preceding the two thousand four hundred and first (2,40lst) consecutive hour. PNM's obligations to make payments shall resume when required testing procedures, based upon the customary standards of the electric utility industry, have been completed and San Juan Unit 4 is again operable or available for operation. In the event San Juan Unit 4 is out of service, PNM as Operating Agent shall act with due diligence to carry out repairs and tests necessary to render San Juan Unit 4 again operable or available for operation as expeditiously as possible. Such payment shall be prorated by hour for the first month of service based upon the period in which the unit is again operable or available for operation.

    4.5 PNM shall pay the Reservation Fee to M-S-R on or before the 25th day of each month, commencing in the month following the Purchase Closing. The first payment shall include an additional payment based on a proration of the Reservation Fee from the Purchase Closing through the end of the month in which the Purchase Closing takes place. All other payments due M-S-R, under this Section 4 shall be netted monthly against all costs and expenses due PNM as Operating Agent by M-S-R for such month, with the exception of (i) such expenses as are attributable to the marketing of Brokerage Energy under Service Schedule B of the Interconnection Agreement, which PNM shall advance funds for and charge against the balancing account as provided therein, (ii) costs incurred in connection with advances during construction for costs of Project Work as referred to in Section 9 of the Construction Agreement and (iii) costs incurred in connection with expenditures for Capital Additions, Capital Betterments and Capital Replacements, as referred to in Section 15 of the Operating Agreement, said agreements being referred
to in Section 5.1 hereof.   The accounting period shall be a calendar month.
 For record keeping and billing purposes, the Parties shall develop mutually agreeable provisions for issuing and paying net billed amounts on a monthly basis.

    4.6  The power sales arrangement described in Section 4 hereof is a sale
by M-S-R to PNM of electric power and energy.   M-S-R does not intend, and
nothing in this Agreement shall be construed to mean, that M-S-R is distributing, selling, or furnishing electric power and energy to or for the public in New Mexico.

                               SECTION 5
                      SAN JUAN PROJECT AGREEMENTS
    5.1   Existing PNM-TEP Agreements.   The Parties recognize that the San
Juan Project, as between PNM and TEP, is contractually governed by the
following agreements as amended:   Co-Tenancy Agreement between PNM  and TEP
dated February 15, 1972, as amended on May 16, 1979 ("Co-Tenancy Agreement"); and San Juan Project Operating Agreement between PNM and TEP dated December 21, 1973, as amended on May 16, 1979 ("Operating Agreement"); and (iii) San Juan Project Construction Agreement between PNM and TEP dated July 1,
1969, as amended on May 16, 1979 ("Construction Agreement").   The above
referenced agreements are sometimes collectively referred to as the "San Juan Project Agreements."
     5.2 PNM/M-S-R Relationship. The relationship between PNM and M-S-R with respect to San Juan Unit 4 shall be governed by this Agreement and the
Interconnection Agreement.   M-S-R acknowledges that it is familiar with the
San Juan Project Agreements between PNM and TEP and that such Agreements govern the activities of the San Juan Project. As between PNM and M-S-R, where a specific provision of this Agreement is in conflict with a provision with a provision in one or more of the San Juan Project Agreements, then the provision of this Agreement shall govern.

                                                 SECTION 6
                                 AMENDMENTS TO SAN JUAN PROJECT AGREEMENTS

    6.1 Prior to the Purchase Closing the Parties shall cause to be prepared draft amendments to the San Juan Project Agreements to reflect M-S-R's acquisition of the Ownership Interest.

                                                 SECTION 7
                                      WARRANTIES AND REPRESENTATIONS
    7.1 M-S-R hereby covenants, warrants, and represents to PNM as follows: (i) M-S-R is a joint powers agency existing under the laws of the State of California and has the requisite power and authority to purchase a
28.8 percent undivided ownership interest in San Juan Unit 4; (ii) the execution, delivery and performance of this Agreement and the Interconnection Agreement by M-S-R have been duly and effectively authorized by all requisite action by M-S-R; (iii) M-S-R has full power and authority to execute this Agreement and the Interconnection Agreement, and this Agreement and the Interconnection Agreement have been duly executed and delivered by M-S-R and constitute the valid and binding obligations of M-S-R enforceable in accordance with their terms; (iv) no regulatory approval is required to be obtained by M-S-R in connection with M-S-R's purchase of the Ownership Interest (or if any regulatory approval is required, it will be duly obtained prior to the Purchase Closing) but M-S-R takes no representation or warranty regarding the NMPSC; (v) the execution and delivery of this Agreement and the Interconnection Agreement and compliance with the provisions hereof and thereof will not conflict with or constitute on the part of M-S-R a breach of or a default under existing law, court or administrative regulation, decree or order to which M-S-R is subject, or an agreement, ordinance, indenture, mortgage, lease or other instrument by which M-S-R is or may be bound; and (vi) there is no action, suit, proceeding, inquiry; or investigation at law or in equity or before or by any public board or body pending or, to M-S-R's knowledge, any basis therefor, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the transactions contemplated by this Agreement or the Interconnection Agreement.

    7.2   PNM hereby covenants,  warrants and represents  to M-S-R  as
follows:   (i) PNM is a corporation duly organized, validly existing and in good standing as a public utility under the laws of the State of New Mexico and has corporate power and authority to own its undivided ownership interest in San Juan Unit 4 and to carry on its business as it is presently being conducted; (ii) the execution, delivery and performance of this Agreement and of the Interconnection Agreement by PNM have been duly and effectively authorized by all requisite corporate action;
(iii) PNM has full power and authority to execute this Agreement and the Interconnection Agreement, and this Agreement and the Interconnection Agreement have been duly executed and delivered by PNM and constitute the valid and binding obligations of PNM enforceable in accordance with their terms; (iv) PNM will have duly and validly obtained by the Purchase Closing from the NMPSC and the Federal Energy Regulatory Commission ("FERC") all consents and approvals necessary to the execution, delivery, and performance of this Agreement and the Interconnection Agreement, and all releases, release of liens, mortgages, trusts, security agreements, financing statements, waivers, consents, approvals, and other government or regulatory orders or approvals, including the release (which may be delivered simultaneously with the payment of the Purchase Price for the Ownership Interest at the Purchase Closing) by Irving Trust Company under the PNM Indenture of the Ownership Interest from the lien of such indenture, necessary to the execution, delivery and performance of this Agreement and of the Interconnection Agreement by PNM (v) the execution and delivery of this Agreement and the Interconnection Agreement and compliance with the provisions hereof and thereof will not conflict or constitute on the part of PNM a breach of or a default under existing law, court or administrative regulation, decree or order to which PNM is subject, or any agreement, ordinance, indenture, mortgage, lease or other instrument by which PNM is or may be bound; (vi) immediately prior to the Purchase Closing, PNM will be the owner of the Ownership Interest and entitled to sell such Ownership Interest to M-S-R; (vii) the title and conveyance of the Ownership Interest from PNM to M-S-R will be at the Purchase Closing free and clear of all taxes and assessments, liens, trusts, mortgages and encumbrances except Permitted Encumbrances; and (viii) there is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any public board or body pending or, to PNM's knowledge, threatened against or affecting PNM, or to PNM's knowledge, any basis therefor, wherein any unfavorable decision, ruling or finding would have a material adverse effect on the transactions contemplated by this Agreement or the Interconnection Agreement.

    7.3 M-S-R and PNM each covenant, warrant and represent to each other that they respectively will not take any action, or omit to take any action, which would impair their ability to respectively covenant, warrant and represent herein, and again as of the date of the Purchase Closing, that the matters set forth in Sections 7.1 and 7.2 hereof are true in all material respects as of such dates. M-S-R and PNM further covenant, warrant and represent to each other that they respectively will use their best efforts to prevent or correct any actions taken, or any omissions to act, by third parties which would impair the Parties from respectively covenanting, warranting and representing to each other herein, and again as of the date of the Purchase Closing, that the matters set forth in Sections 7.1 and
7.2 hereof are true in all material respects as of such dates.

    7.4 Subject to the provisions of Sections 7.3 hereof and any changes contemplated thereunder, and subject to Section 38 hereof, M-S-R and PNM shall again covenant, warrant, and represent, as of the date of the Purchase Closing, that the matters set forth in Sections 7.1 and 7.2 hereof respectively are true in all material respects.

                                                 SECTION 8
                                             PURCHASE CLOSING
    8.1 The Purchase Closing shall be held (i) on December 31, 1983, unless said date is changed by the mutual written agreement of M-S-R and PNM, and
(Ii) at a location agreed to by M-S-R and PNM. At the Purchase Closing M-S-R shall pay PNM, in the equivalent of immediately available funds, the estimated Purchase Price as provided in Section 3.2 hereof and the estimated cost of prepaid items as provided in Section 3.3 hereof; PNM shall execute and deliver to M-S-R the Instrument of Sale and Conveyance and the Easement and License; and PNM and M-S-R shall execute and deliver such other agreements, documents and certificates as may be appropriate, including such satisfaction and approval from TEP as the Parties shall agree may be necessary; and counsel for PNM and M-S-R shall deliver the opinions of counsel described in Exhibit D hereof.

                                                 SECTION 9
                                        PURCHASE CLOSING CONDITIONS

    9.1 Conditions to PNM Obligations Hereunder. All obligations of PNM under this Agreement are subject to the fulfillment, prior to or at the Purchase Closing, of each of the following conditions (or the waiver in writing of such conditions by PNM):

    9.1.1 PNM shall not have discovered any material error, misstatement or omission in the representations and warranties as made by M-S-R in this Agreement.

         9.1.2 M-S-R's representations and warranties contained in this Agreement shall be made again at and as of the time of the Purchase Closing, and shall then be true in all material respects.

    9.1.3 M-S-R shall have performed and complied with 211 agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Purchase Closing.

    9.1.4 PNM shall have been furnished with 2 certificate of the President or General Manager of M-S-R or such representative as may be designated by the Commission of M-S-R, dated the date of Purchase Closing, certifying in such detail as PNM may reasonable request to the fulfillment of the foregoing conditions.

    9.1.5 PNM shall have received all governmental and regulatory orders and approvals, and all releases, release of liens, mortgages and encumbrances, except Permitted Encumbrances, consents, and approvals, including the release by Irving Trust Company under the PNM Indenture of the Ownership Interest from the lien of such indenture, necessary to the execution, delivery, and performance of this Agreement and the Interconnection
Agreement  by  PNM.   The condition of this Section 9.1.5 shall not be
subject to waiver by PNM pursuant to Section 9.1 hereof, unless approved in writing by M-S-R.

         9.1.6 PNM shall have been provided with an opinion of counsel to M-S-R that all requisite governmental and regulatory approvals necessary under the laws of the State of California to the execution, delivery, and performance of this Agreement and the Interconnection Agreement by M-S-R have been obtained.

    9.l.7 The total insurance expenses to be incurred by M-S-R and associated with the Ownership Interest shall be acceptable to PNM.

    9.2   Conditions to M-S-R's Obligations Hereunder.   All obligations of
M-S-R under this Agreement are subject to the fulfillment, prior to or at the Purchase Closing, of each of the following conditions (or the waiver in writing of such conditions by M-S-R):

    9.2.1 M-S-R shall not have discovered any material error, misstatement or omission in the representations and warranties as made by PNM in this Agreement.

    9.2.2 PNM's representations and warranties contained in this Agreement shall be made again at and as of the time of the Purchase Closing and shall
then be  true in all material  respects.   The inability of PNM to make any
representation or warranty due to an Uncontrollable Force as defined in
Section 38 hereof, shall excuse M-S-R from its obligations at the Purchase Closing.

    9.2.3 PNM shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed  or  complied  with by  it  prior  to  or at the  Purchase Closing.
    9.2.4 M-S-R shall have been furnished with a certificate of duly authorized Vice the Chairman of the Board or the President or President of PNM dated the date of the Purchase Closing, (i) certifying in such detail as M-S-R may reasonably request to the fulfillment of the foregoing conditions, and (ii) stating that the descriptions of all real and personal property referenced in the Instrument of Sale and Conveyance and the Easement and License are true and correct, and that such documents in fact correctly describe all of the Ownership Interest and related property and rights to which M-S-R is entitled, for and in connection with the Ownership Interest, and (iii) that the fixtures and personal property as to which an undivided interest therein is transferred and conveyed to M-S-R as part of the Ownership Interest are affixed to, or situated upon land owed or leased by PNM and TEP as described in the Easement and License and the Instrument of Sale and Conveyance and (iv) specifically describing each Permitted Encumbrance then in existence, based upon such documents and inquiries as are described in the certificate, and certifying that none of such Permitted Encumbrances singly or in the aggregate materially adversely affect
the use of the Ownership Interest during the term of this Agreement.   Such
certificate shall state that subparagraph (iv) of the certificate is given and delivered solely for the information of M-S-R and that such subparagraph
(iv) shall not be quoted or relied upon by any third party for any purpose whatsoever and that M-S-R accepts the certification expressed in subparagraph
(iv) with the express agreement that PNM makes no warranty to M-S-R thereby.

    9.2.5 M-S-R shall have received all governmental and regulatory orders and approvals necessary to the execution, delivery, and performance of this Agreement and the Interconnection Agreement by M-S-R.

    9.2.6 M-S-R shall have been provided with an opinion of counsel to PNM that all governmental and regulatory orders and approvals, including but not limited to the NMPSC and the FERC, and all releases, release of liens, trusts, mortgages, and encumbrances, except permitted Encumbrances, consents, and approvals, including the release by Irving Trust Company under the PNM Indenture of the Ownership Interest from the lien of such indenture, necessary to the execution, delivery, and performance of this Agreement and the Interconnection Agreement have been obtained, and that as to such governmental and regulatory orders and approvals no appeal has been taken and the statutory periods for appeal have expired.

    9.2.7 M-S-R shall have obtained extended outage insurance coverage, at reasonable cost, as shall in the reasonable exercise of M-S-R's discretion be adequate to cover any period of suspension of payment by PNM.

    9.2.8 Amendments to the San Juan Project Agreements reflecting M-S-R's acquisition of the Ownership Interest, which shall be reasonably satisfactory to M-S-R, shall have been executed and delivered at or before the Purchase Closing.

    9.2.9 Endorsements shall have been obtained evidencing that M-S-R shall have been added as an additional named insured on all of the policies of insurance covering the San Juan Project and maintained by the Operating Agent and the Project Manager, effective as of the Purchase Closing.

    9.3  Obtaining Releases, Approvals, etc.   Each Party covenants and
agrees to diligently pursue and to take all steps necessary to obtain all required releases, release of liens, waivers or approvals from third parties and all requisite governmental and regulatory approvals for the consummation of the transactions contemplated by this Agreement and the Interconnection Agreement.

    9.4   PNM M-S-R Voting.   It shall be a further condition to each Party's
performance of its obligations under this Agreement and the Interconnection Agreement that, prior to or at the Purchase Closing, mutually satisfactory modifications be made to the San Juan Project Agreements and other agreements pertaining to the San Juan Project, as necessary, providing that (i) M-S-R shall succeed as of the date of the Purchase Closing to all of TEP's voting rights and rights of committee participation as to matters relating solely to San Juan Unit 4; (ii) M-S-R shall not be entitled to vote directly on matters which relate to other units or common facilities of the San Juan Project, provided that TEP shall retain voting rights for M-S-R with respect to matters involving, and not solely related to San Juan Unit 4, with the obligation to consult with M-S-R on all matters involving the San Juan Project which affect San Juan Unit 4; (iii) is the event of disagreement among PNM, TEP, and M-S-R as to whether a matter relates solely to San Juan Unit 4 or to other units or common facilities, such determination shall be made by PNM and TEP under the Operating Agreement; and (iv) as to matters relating solely to San Juan Unit 4, in the event any committee established under any of the San Juan Project Agreements fails to agree with respect to any matter relating solely to San Juan Unit 4 which such committee is authorized to determine, approve, or otherwise act upon after a reasonable opportunity to do so, then the Project Manage or the Operating Agent, as the case may be, shall be authorized and obligated to take such action as in its discretion it deems to be necessary to the successful and proper construction, operation, and maintenance of San Juan Unit 4, pending the resolution of any such inability or failure to agree, by arbitration or otherwise.

                                                SECTION 1O
                                 REPRESENTATIONS AND WARRANTIES REGARDING
                                           CONDITION OF FACILITY

10.1 "AS IS" Sale. THE SAN JUAN UNIT 4 OWNERSHIP INTEREST IS TO BE SOLD "AS IS" AND WHERE IS." PNM MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER IN THIS AGREEMENT, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, QUANTITY, CONDITION, SALABILITY, OBSOLESCENCE, MERCHANTABILITY, FITNESS OR SUITABILITY FOR USE OR WORKING ORDER OF ANY OF SAN JUAN UNIT 4, NOR DOES PNM REPRESENT OR WARRANT THAT THE USE OR OPERATION OF SAN JUAN UNIT 4 WILL NOT VIOLATE PATENT, TRADEMARK OR SERVICE MARK RIGHTS OF ANY THIRD PARTIES. M-S-R IS WILLING TO PURCHASE THE SAN JUAN UNIT 4 OWNERSHIP INTEREST "AS IS" AND "WHERE IS" AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. Notwithstanding the foregoing, m-S-R shall have the benefit, in proportion to its interest in San Juan Unit 4, of all manufacturers' and vendors' warranties (to the extent such warranties are transferable or enforceable by PNM for M-S-R's benefit) running to PNM in connection with the San Juan Unit 4 Ownership Interest.

     10.2   Further Understanding Regarding AS IS Sale.   NOTWITHSTANDING THE
FOREGOING IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT: (i) PNM expressly covenants and warrants that title to the San Juan Unit 4 Ownership Interest will be at the date of Purchase Closing free from all former grants, sales, taxes, assessments, liens, trusts, mortgages and encumbrances, except for Permitted Encumbrances, and that PNM has not otherwise encumbered or alienated such interest; and (ii) nothing contained herein shall be construed to relieve PNM from its duties and obligations under the Operating, Co-Tenancy and Construction. Agreements and hereunder.

                                                SECTION 11
                             RELIANCE AND PLANNING BY PARTIES AND OBLIGATIONS
                                         PRIOR TO PURCHASE CLOSING

    11.1 M-S-R's Obligations. M-S-R recognizes that PNM will have to plan its financial requirements and generating capacity requirements upon M-S-R's
acquisition of the Ownership Interest.   In order to comply with its
obligations contained in this Agreement, M-S-R covenants and agrees that its financial projections and planning will ensure that M-S-R will be, on the date of the Purchase Closing, in a financial position to pay PNM for the Ownership Interest.

    11.2   M-S-R's Conduct of Business.   M-S-R further covenants  and agrees
that it will conduct its business in a manner consistent with the provisions contained in Section 11.1 above so that the conveyance of the Ownership Interest to M-S-R will occur, and to the extent permitted by law, will take all action necessary to facilitate the conveyance of the Ownership Interest.

    11.3  PNM's Obligations.   PNM recognizes that M-S-R will make its
financial projections to be in a financial position to pay PNM for the Ownership Interest. In order to comply with its obligations contained in this Agreement, PNM hereby covenants and agrees that it will plan its generating capacity to insure that on the date of the Purchase Closing, PNM will have sufficient generating and reserve capacity (excluding any portion of capacity of San Juan Unit 4 attributable to the Ownership Interest) to satisfy its obligations to serve its customers.

     11.4 PNM's Conduct of Business. PNM further covenants and agrees that it will conduct its business in a manner consistent with the provisions contained in Section 11.3 hereof, so that the conveyance of the Ownership Interest to M-S-R will occur, and to the extent permitted by law, will take all action necessary to cause the conveyance of the Ownership Interest to M-S-R to occur.

     11.5 PNM's Cooperation. In the event M-S-R issues additional Bonds in connection with its acquisition or ownership or the Ownership Interest, PNM agrees to cooperate with M-S-R in connection with the
offering and sale of such Bonds.   Such cooperation shall be limited to the
following:

    11.5.1 Preparing a report with respect to the facilities, operations, status and agreements pertaining to the San Juan. Project (including San Juan Unit 4) and with respect to PNM, for inclusion as an appendix in official statements ("Official Statement"), which report shall include financial statements, other financial and statistical data, a general description of PNM's generation and transmission system and such additional information with respect to PNM and its interest in the San Juan Project as may be reasonably requested by M-S-R for purposes of the Official Statement.

   11.5.2 Delivering to M-S-R on the date of execution ("Execution Date") by M-S-R of each purchase contract for the sale of the Bonds to underwriters or other purchasers of the Bonds (Purchasers") a Letter of Representation addressed to M-S-R and such Purchasers, substantially in the form of Exhibit "G" hereto.

         11.5.3 Delivering to M-S-R on each closing date ("Closing Date") for the sale of the Bonds a Certificate of the President or Vice President or PNM substantially in the form of Exhibit "H" hereto.

    11.5.4 Causing to be delivered to M-S-R on each Execution Date and each Closing Date a letter, addressed to the Purchasers, of PNM's independent public accountants, substantially in the form of Exhibit "I" hereto, so long as the delivery of such a letter is permitted under the then existing professional standards and guidelines of the accounting industry.

    11.5.5 Causing to be delivered to M-S-R on each Closing Date an opinion of counsel for PNM, addressed to the Purchasers, substantially in the form of Exhibit "J" hereto.

    11.5.6 Making available to M-S-R, its consultants and its counsel, and the Purchasers and their counsel:

    11.5.6.1 Such records and documents relating to the San Juan Project and PNM as any of them may reasonably request in connection with due diligence reviews of the information relating to the San Juan Project and PNM contained in the Official Statement.

    11.5.6.2 Senior technical and accounting personnel for the purpose of explaining and discussing the information, report, records and documents referred to in Section 11.5 hereof.

    11.5.7 Upon written request of M-S-R, furnishing to M-S-R five (5) copies of all reports filed during the 12-month period preceding the date of the M-S-R request by PNM with the Securities and Exchange Commission on forms 10-K, 1O-Q, and 8-K (or any forms hereafter adopted by said Commission in replacement thereof) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, plus five (5) copies of the PNM annual and quarterly reports as sent generally to all PNM common shareholders.

    11.6 Each Letter of Representation, opinion and Certificate, the form of which is attached hereto, shall be modified to reflect conditions in existence at the date of the Certificate, and PNM, if unable to deliver any such document, after using reasonable efforts to do so, shall have no liability to M-S-R for failure to so deliver any such document.

    11.7 M-S-R agrees to pay all reasonable expenses of PNM and to reimburse PNM for all fees and disbursements and reasonable out-of-pocket expenses (including the reasonable fees of counsel to PNM) incurred by PNM in connection with or related to compliance with the provisions of Section 11.5 hereof.

                                                SECTION 12
                                          PNM AS OPERATING AGENT;
                                    APPLICABILITY OF CERTAIN PROVISIONS
                                          OF OPERATION AGREEMENT

    12.l M-S-R recognizes that PNM is the Operating Agent, as that term is defined in Section 5.31 of the Operating Agreement, for the San Juan Project, including San Juan Unit 4.

    12.2 PNM's responsibilities as Operating Agent to M-S-R as a Participant are governed by Section 6.3 of the Operating Agreement, as such Section may from time to time be amended.

    12.3 M-S-R hereby appoints PNM as its agent, and PNM agrees to undertake, as M-S-R's agent and as principal on its own behalf, upon the terms and subject to the conditions as set forth in this Agreement, the responsibility for the performance of Operating Work, as that term is defined in Section 5.36 of the Operating Agreement, relating to San Juan Unit 4.

    12.4 PNM's liability as agent for M-S-R under this Agreement and as agent for M-S-R under any San Juan Project Agreement is expressly limited and governed by Section 21 of the Operating Agreement as such section may be amended from time to time.

    12.5 After the Purchase Closing, the following provisions of the Operating Agreement, as amended and as it may be amended from time to time, except where a specific provision of this Agreement applies, shall govern San Juan Unit 4 participation as between PNM and M-S-R, with the term "Participant" as used in such provisions being deemed to include M-S-R as a Participant in proportion to its ownership interest with PNM in San Juan Unit 4 for the purposes of this Section 12.5:

    12.5.1 Section 7, "Coordination Committee," except that M-S-R will have voting rights solely with respect to San Juan Unit 4 and will not have voting rights related to other San Juan units and common facilities except through TEP or its successors.

    12.5.2 Section 8, "Engineering and Operating Committee," except that M-S-R will have voting rights solely with respect to San Juan Unit 4 and will not have voting rights related to other San Juan units and common facilities except through TEP or its successors.

    12.5.3 Section 9, "Auditing Committee," except that M-S-R will have voting rights solely with respect to San Juan Unit 4 and will not have voting rights related to other San Juan units and common facilities except through TEP or its successors.

    12.5.4   Section  10,  "Payment  of Expenses by Participants."

    12.5.5   Section 12, "Materials and Supplies."

    12.5.6   Section 13, "Emergency Spare Parts."

    12.5.7   Section 14, "Annual Budgets."

    12.5.8 Section 15, "Capital Additions, Capital Bettermentsand Capital Replacements."

   12.5.9    Section 16, "Operating Emergency."

   12.5.10 Section 17, "Operation and Maintenance Expenses," except wherein specific reference is to Switchyard Facilities, such as Section 17.3.

    12.5.11  Section 18. "Fuel Costs."

    12.5.12  Section 19, "Payment of Taxes."

    12.5.13  Section 20, "Operating Insurance."

    12.5.14  Section 21, "Liability."

    12.5.15  Section 30, "Surplus or Retired Property."

    12.5.16 Section 5, "Definitions," for definitions used ln other sections of the Operating Agreement referenced herein, unless otherwise defined herein.

    12.6 After the Purchase Closing, all costs of Operating Work shall be shared by the Parties pursuant to Section 16 hereof and shall be advanced by them to the Operating Agent and disbursed and accounted for by it in accordance with Section 12.5.4 hereof.

    12.7 After the Purchase Closing, in the event PNM in the performance of its duties pursuant to this Section 12 incurs any liability to any third party, any amount paid by PNM on account of such liability shall be considered a cost of Operating Work and apportioned between the Parties pursuant to Section 12.6 hereof; provided, that M-S-R shall receive a credit for its proportionate share of any insurance proceeds.

    12.8 As to matters relating solely to San Juan Unit 4, in the event any committee established under any of the San Juan Project Agreements fails to agree with respect to any matter relating solely to San Juan Unit 4 which such committee is authorized to determine, approve, or otherwise act upon after a reasonable opportunity to do so, then the Project Manager or the Operating Agent, as the case may be, is authorized and obligated to take such action as in its discretion it deems to be necessary to the successful and proper construction, operation, and maintenance of the San Juan Project, pending the resolution of any such inability or failure to agree, by arbitration or otherwise.


                                                SECTION 13
                                  APPLICABILITY OF CERTAIN PROVISIONS OF
                                           CO-TENANCY AGREEMENT

13.1 After the Purchase Closing, the following provision of the Co-Tenancy Agreement, as amended and as it may be amended from time to time, except where a specific provision of this Agreement applies, shall govern San Juan Unit 4 participation as between PNM and M-S-R, with the term "Participant" as used in such provisions being deemed to include M-S-R as a participant, in proportion to its ownership interest with PNM in San Juan Unit 4, for the purposes of this Section 13:

    13.1.1 Section 9, "Coordination Committee," except that M-S-R will have voting rights solely with respect to San Juan Unit 4 and will not have voting rights related to other San Juan units and common facilities except through TEP or its successors.

    13.1.2 Section 10, "Use of Facilities During Curtailments," as modified by Section 17 hereof governing hazard sharing between TEP and M-S-R.

    13.1.3  Section 11, "Waiver of Right to Partition."

    13.1.4   Section 12,  "Mortgage and Transfer of Participants' Interests.


    13.1.5  Section 14. "Severance of Improvements From Leasehold."

    13.1.6 Section 15, "Capital Additions, Capital Betterments, Capital Replacements and Retirement of San Juan Project and Participants' solely Owned Facilities."

    13.1.7  Section 17, "Rights of Participants Upon Termination."

    13.1.8  Section 24, "Covenants Running With The Land."

    13.1.9 Section 5, "Definitions," for definitions used in other sections of the Co-Tenancy Agreement referenced herein, unless otherwise defined herein.

                                                SECTION 14
                                     ENTITLEMENT TO AND SCHEDULING OF
                                     SAN JUAN UNIT 4 POWER AND ENERGY

    14.1 The provisions of this Section 14 shall apply after the Purchase Closing.

    14.2 Except as set forth in Section 14.3 hereof, the following provisions shall apply:

    14.2.1 Each Party shall be entitled to Power and Energy, as said terms are defined in Sections 5.39 and 5.17 respectively of the Operating Agreement, from San Juan Unit 4 in proportion to its ownership interest in San Juan Unit 4.

    14.2.2 The Operating Agent shall keep M-S-R's system dispatcher advised of the Available Operating Capacity, as that term is defined in
Section 5.3 of the Operating Agreement.

    14.2.3 When a Participant's request for its share of Available Operating Capacity necessitates the operation of a unit, each Participant in that unit shall schedule for its account not less than its share of minimum Net Generation, as that term is defined in Section 5.27 of the Operating Agreement. If, however, a Participant has scheduled an amount of Power in excess of its share of the Minimum Net Generation, the other Participants in that unit shall be allowed to reduce their scheduled Power to an amount that will maintain the unit at the Minimum Net Generation level.

    14.2.4 The delivery of Power and Energy from San Juan Unit 4 shall be scheduled in advance by each Participant in San Juan Unit 4 and accounted for on the basis of integrated hourly actual generation, all in accordance with operating procedures established in writing by the Engineering and Operating Committee, as that term is defined in Section 5.18 of the Operating Agreement. Such operating procedures shall provide for modifying such schedules to meet the needs of day-to-day and hour-by-hour operation, including emergencies on a Participant's system.

    14.2.5 The Operating Agent shall, to the extent possible, generate Power and Energy at the San Juan Project in accordance with schedules submitted by each Participant in San Juan Unit 4, as such schedules may be revised from time to time, as long as such schedules do not jeopardize the operation of the San Juan Project. To the extent practicable, San Juan Unit 4 shall be scheduled to operate as a base load generating unit.

         14.3 During the period that PNM is purchasing Power and Energy from M-S-R pursuant to the provisions of Section 4 hereof, PNM shall assume M-S-R's scheduling responsibilities under this Section 14 with respect to such Power and Energy as PNM purchases thereunder. Similarly, PNM shall assume M-S-R's scheduling responsibilities under this Section 14 with respect to any remaining portion of the Power and Energy available from the Ownership Interest not purchased by PNM, for so long as such Power and Energy is marketed by PNM on M-S-R's behalf in accordance with Service Schedule B of the Interconnection Agreement.
                                                SECTION 15
                                     START-UP AND AUXILIARY POWER AND
                                            ENERGY REQUIREMENTS

                     15.1 The provisions of this Section 15 shall apply after the Purchase Closing.

    15.2 Except as set forth in Section 15.3 hereof, each Party shall be obligated to provide its share of start-up and auxiliary power and energy;
in proportion to its ownership interest in San Juan Unit 4. Advance arrangements for start-up and auxiliary power and energy shall be made in accordance with operating procedures established by the Engineering and Operating Committee. Any supplementary arrangements which may be required to facilitate M-S-R's supply of start-up and auxiliary power and energy shall be made in accordance with procedures established by the Interconnection Committee as that term is defined in Section 7 of the Interconnection Agreement.

         15.3 During the period that PNM is purchasing Power and Energy from M-S-R pursuant to the provisions of Section 4 hereof, PNM; shall assume M-S-R's start-up and auxiliary power and energy requirement responsibilities under this Section 15 with respect to any such Power and Energy purchased by PNM and to any remaining portion of the Power and Energy available from the Ownership Interest not purchased by PNM for so long as such Power and Energy is marketed by PNM on M-S-R's behalf in accordance with Service Schedule B of the Interconnection Agreement.

                                                SECTION 16
                          EXPENDITURES FOR SAN JUAN PROJECT CAPITAL BETTERMENTS,
                                CAPITAL ADDITIONS, CAPITAL REPLACEMENTS AND
                                          COSTS OF OPERATING WORK

    16.1  The provisions of Section 16 shall apply after the Purchase
Closing.

    16.2 With respect to Capital Betterments, as defined in Section 5.6 of the Operating Agreement, Capital Additions, as defined in Section 5.5 of the Operating Agreement, Capital Replacements, as defined in Section 5.7 of the Operating Agreement, and costs of Operating Work, the Parties agree that the costs incurred by reason of this Agreement and the San Juan Project Agreements shall be distributed as follows, with the exception of costs associated solely with Switchyard Facilities for which M-S-R will bear no cost responsibility:
         16.2.1 Costs which are directly tied to San Juan Unit 4 shall be charged in accordance with the percentage ownership of that unit.

    16.2.2 Costs which are tied to groups of units common with San Juan Unit 4 shall be charged in proportion to the ownership interest in that group of units.

    16.3 The costs referred to in Section 16.2 hereof shall be allocated in accordance with the Uniform System of Accounts established by the Federal Energy Regulatory Commission.

                                                SECTION 17
                                         M-S-R-TEP HAZARD SHARING

    17.1 The parties acknowledge that M-S-R and TEP have entered into an agreement for the sole purpose of assisting them in reducing reserve
requirements.   Such agreement provides that,  commencing May 1, 1995, M-S-R will assign to TEP for reserve purposes one-half of its generation entitlement in San Juan Unit 4 and that TEP, in turn, will assign to M-S-R for reserve purposes an equal amount of TEP's generation entitlement in San
Juan Unit 3.   The acknowledgement in this Section shall not obligate  PNM to bear  any substantial costs by  reason  of  such M-S-R agreement with TEP.

                                                SECTION 18
                                                COAL SUPPLY

    18.1 Coal Supply. PNM agrees that, after the Purchase Closing, the supply of coal for M-S-R's ownership share of San Juan Unit 4 is to be acquired by PNM as Operating Agent for M-S-R and will be provided under the following terms:
    18.1.1 The price M-S-R will pay PNM for coal will always be the price paid by both PNM and TEP for coal required for their ownership shares of the
San Juan Project.   Such pricing will be pursuant to the San Juan Project
Fuel Agreement in effect on the date of the Purchase Closing and as it may be amended; provided, however, that no amendment shall thereafter be made that is inconsistent with any of the principles noted in this Section 18.

    18.1.2 The quality of the coal available to San Juan Unit 4 shall be the same as that made available to San Juan Units 1, 2, and 3. Coal will be priced uniformly with respect to all four units of the San Juan Project and the availability of coal will be shared by all four units in proportion to their generating capabilities.

        18.1.3 Coal force majeure piles for the units shall be owned in proportion to ownership in the units with the cost of coal in each pile
determined at the time the pile is established.   M-S-R will carry its
proportionate share of any costs associated with any coal force majeure pile or allocation thereof established for San Juan Unit 4.

                                                SECTION 19
                                               WATER SUPPLY

      19.1 PNM agrees that, after the Purchase Closing, the supply of water for the San Juan Project (including water for M-S-R's ownership share of San Juan Unit 4 and water for any other Participant's ownership share in the San Juan Units) is to be acquired by PNM as Operating Agent and will be provided under the following terms:

    19.1.1 The price M-S-R will pay PNM for water will always be the price paid by both PNM and TEP for water required for their ownership shares of the San Juan Project.

    19.1.2 The quality of the water available to San Juan Unit 4 shall be the same as that made available to San Juan Units 1, 2, and 3. Water will be priced uniformly with respect to all four Units of the San Juan Project and the availability of water will be shared by all four units in order that any curtailment of generating capacity due to water shortage will be borne pro rata by each unit.

                                                SECTION 20
                                    RIGHT OF M-S-R TO INSPECT AND AUDIT

    20.1 It is expressly understood and agreed, notwithstanding any provision contained herein or any provision in the San Juan Project Agreements to the contrary, that M-S-R shall have the right, at reasonable times and places, to inspect the premises of, and to audit any books or records which in any way pertain to San Juan Unit 4 or the Ownership Interest, including inspection and audit of any facilities or common facilities which in any way affect the Ownership Interest. M-S-R shall have such right, exercisable from time to time, upon fifteen (15) days notice to PNM.

                                                SECTION 21
                                                 DEFAULTS

    21.1 Each Party hereby agrees that it shall pay all moneys and carry out all other duties and obligations agreed to be paid and/or performed by it pursuant to all of the terms and conditions set forth and contained in this Agreement.

    21.2 In the event of a default by any Party in any of the terms and conditions of this agreement, then, within ten (1O) days after written notice has been given by the nondefaulting Party to the other Party of the existence and nature of the default, the defaulting Party shall remedy such default either by advancing the necessary funds and/or commencing to render the necessary performance.

     21.3 In the event or a default by a Party in any of the terms and conditions of this Agreement, and the giving of notice as provided in Section 21.2 hereof, the defaulting Party shall take all steps necessary to cure such default as promptly and completely as possible and shall pay promptly upon demand to the nondefaulting Party the total amount of money, and/or the reasonable equivalent in money of nonmonetary performance, if any, paid and/or made by such nondefaulting Party in order to cure any default by the defaulting Party, together with interest thereon, to be calculated monthly, at the lesser of (i) the prime lending rate established and last published or quoted by Irving Trust Company or (ii) the maximum rate of interest legally chargeable, from the date of payment by the nondefaulting Party or from the date of completion of performance of a disputed obligation to the date of payment by the defaulting Party or from the date of completion of performance of a disputed obligation to the date of reimbursement by the defaulting Party.

    21.4 In the event that a Party shall dispute the existence or nature of a default asserted in a notice given pursuant to
Section 21.2 hereof, then such Party shall pay the disputed payment or perform the disputed obligation, but may do so under protest. The protest shall be in writing, shall accompany the disputed payment or precede the performance of the disputed obligation, and shall specify the reasons upon which the protest is based. Copies of such protest shall be mailed by such Party to the other Party. Payments not made under protest shall be deemed to be correct, except to the extent that periodic or annual audits may reveal over or underpayments by a Party, necessitating adjustments. In the event it is determined by arbitration, pursuant to the Provisions of this Agreement or otherwise, that a protesting Party is entitled to a refund of all or any portion of a disputed payment or payments or is entitled to the reasonable equivalent in money of nonmonetary performance of a disputed obligation theretofore made, then, upon such determination, the nonprotesting Party shall pay such amount to the protesting Party, together with interest thereon, to be calculated monthly, at the lesser of (i) the prime lending rate established and last published or quoted by Irving Trust Company, or (ii) the maximum rate of interest legally chargeable, from the date of payment by the protesting Party or from the date of completion of performance of a disputed obligation to the date of reimbursement by the nonprotesting Party.

    21.5 Unless otherwise determined by a board of arbitrators, in the event a default by any Party in the payment or performance of any obligation under this Agreement shall continue for a period of six (6) months or more without having been cured by the defaulting Party or without such Party having commenced or continued action in good faith to cure such default, or in the event the question of whether an act of default exists becomes the subject of arbitration pursuant to
Section 22 hereof, and such act of default continues for a period of six (6) months following a final determination by a board of arbitrators or otherwise that an act of default exists and the defaulting Party has failed to cure such default or to commence such action during said six (6) month period, then, at any time thereafter and while said default is continuing, the nondefaulting Party, by written notice to the defaulting Party, may suspend the right of the defaulting Party (i) to be represented on and participate in the actions of any committee, and (ii) to receive all or any part of its proportionate share of Power and Energy, in which event:

    21.5.1 During the period that such suspension is in effect, the nondefaulting Party (i) shall bear all of the operation and maintenance costs, insurance costs, and other expenses otherwise payable by the defaulting Party under this Agreement, and (ii) shall be entitled to schedule and receive for its account the generation entitlement of the defaulting Party.

    21.5.2 A defaulting Party shall be liable to the nondefaulting Party for all costs and expenses, less associated fuel costs, incurred by such nondefaulting Party pursuant to
Section 21.5.1 hereof.

    21.5.3 The suspension of a defaulting Party shall be ter-minated and its full rights hereunder restored when all of its defaults have been cured and all costs, less associated fuel costs, incurred by the nondefaulting Party pursuant to
Section 21.5.1 hereof have been paid by the defaulting Party or other arrangements suitable to the nondefaulting Party have been made.

    21.6   In addition to  the remedies provided  for in Section
21.5 hereof, the nondefaulting Party may, in submitting a dispute to arbitration in accordance with the provision of
Section 22 hereof, request that the board of arbitrators determine what additional remedies may be reasonably necessary or required under the circumstances which give rise to the dispute. The board of arbitrators may determine what remedies are necessary or required in the premises, including but not limited to the conditions under which San Juan Unit 4 may be operated economically and efficiently during the period when the defaulting Party's right to receive its proportionate share of Power and Energy is suspended.

                                                SECTION 22
                                           DISPUTES; ARBITRATION

    22.1 In the event that a dispute between the Parties should arise under this Agreement, except for a dispute regarding the Purchase Price or the cost of prepaid items, which shall be subject to the provisions of Sections 3.2 and 3.3 hereof, such dispute shall first be submitted to the PNM and M-S-R members on
the Engineering and Operating Committee for resolution.   In the
event these two members are unable to resolve such dispute within, ninety (90) days after submission, the dispute shall be referred ln writing for resolution to the President or a Vice President designated by PNM and the General Manager of M-S-R, or his designee. If such dispute has not been resolved within thirty (30 days after the referral made by either Party, either Party may thereafter call for submission of such dispute to arbitration in the manner hereinafter set forth, which call shall be binding upon the Parties.

    22.2. The Party calling for arbitration shall give written notice to the other Party, setting forth in such notice in adequate detail the nature of the dispute, the amount or amounts, if any, involved in such dispute, and the remedy sought by such arbitration proceedings, and, within twenty (20) days from receipt of such notice, the other Party may, by written notice to the first Party, prepare its own statement of the matter at issue and set forth in adequate detail additional related matters or issues to be arbitrated. Thereafter, the Party first submitting its statement of the matter at issue shall have ten (10) days in which to submit a rebuttal statement.

    22.3 Within ten (10) days following the submission of the rebuttal statement, if any, or if none is submitted, then not later than forty (40) days after the initial notice, the Parties
shall meet  for the purpose of selecting arbitrators.   Each
Party shall designate an arbitrator. The arbitrators so selected shall meet within twenty (20) days following their selection and shall select one additional arbitrator. If the arbitrators selected by the Parties, as herein provided, shall fail to select such additional arbitrator within said twenty
(20) day period, then the arbitrators shall request a list of arbitrators from the American Arbitration Association (or similar organization if the American Arbitration Association should not at that time exist) who are qualified and eligible to serve as hereinafter provided. The arbitrators selected by the Parties shall take turns striking names from the list of arbitrators furnished by the American Arbitration Association and the last name remaining on said list shall be the additional arbitrator. In the event that the dispute between the Parties concerns the Purchase Price, each Party shall designate an arbitrator from among the accounting firms known as the Big Eight. The arbitrators so selected shall meet within (20) days following their selection and shall select one additional arbitrator from among the Big Eight accounting firms. If the arbitrators selected by the parties shall fail to select such additional arbitrator within said twenty (20) day period, then the arbitrators selected by the Parties shall select such additional arbitrator by taking turns striking names from the list of Big Eight accounting firms and the last firm remaining
shall be the additional arbitrator.   The arbitrators shall be
persons skilled and experienced in the field which gives rise to the dispute and no person shall be eligible for appointment as an arbitrator who is an officer, employee or otherwise interested in any of the Parties to the dispute or in the matter to be arbitrated.

    22.4 The arbitrators shall hear evidence submitted by the respective parties and may call for additional information, which additional information shall be furnished by the Parties having such information. The decision of a majority of the arbitrators shall be binding upon both the Parties.

    22.5 This agreement to arbitrate shall be specifically enforceable and the award of the arbitrators shall be final and binding upon the Parties to the extent provided by the laws of the State of New Mexico. Any award may be filed with the clerk of any court having jurisdiction over the Parties or either of them against whom the award is rendered, and, upon such filing, such award, to the extent permitted by the laws of the jurisdiction in which the award is filed, shall be specifically enforceable or shall form the basis of a declaratory judgment or other similar relief.

        22.6 The fees and expenses of the arbitrators shall be shared equally by the Parties unless the decision of the arbitrators shall specify some other apportionment of such fees and expenses. All other expenses and costs of the arbitration shall be borne by the Party incurring the same.

    22.7 In the event that either Party shall attempt to institute or to carry out the provisions herein set forth in regard to arbitration, and such Party shall not be able to obtain a valid and enforceable arbitration decree, such Party shall be entitled to seek legal remedies in a court having jurisdiction in the premises, and the provisions in this Agreement referring to decisions of a board of arbitrators shall be then deemed applicable to final decisions of such court.

                                                SECTION 23
                                       RIGHTS TO SAN JUAN SWITCHYARD

    23.1 PNM acknowledges that the Sale of Option Agreement between TEP and M-S-R dated November 29, 1982, entitles M-S-R to use TEP's rights in the Switchyard Facilities at the San Juan Switchyard in order to use or make available to third parties at the San Juan Switchyard up to 144 megawatts of capacity.

                                                SECTION 24
                             RIGHT TO BRING IN AN ADDITIONAL TRANSMISSION LINE

    24.1 M-S-R represents to PNM that TEP has agreed to provide for the termination of an M-S-R transmission line within the San Juan Switchyard. PNM consents to such a transmission line connecting to the San Juan Switchyard, subject to the following:

    24.1.1 All work performed within the San Juan Switchyard will be done by PNM, as the Project Manager as that term is defined in Section 5.41 of the Operating Agreement, or a contractor approved by PNM.

    24.1.2  All plans and specifications for work within the San
Juan Switchyard will be submitted to the Engineering and Operating Committee by TEP.

    24.1.3 All costs and expense of the interconnection and related work will be paid for by M-S-R.

    24.1.4 The interconnection will be made in accordance with the conditions of Section 15.5 of the Co-Tenancy Agreement; except, however, that PNM agrees that it will not, through its Engineering and Operating Committee representative or otherwise, impose the availability of space within the switchyard or interference with expansion plans at the San Juan Site as a limiting condition(s) to its approval of the termination of the M-S-R transmission line.

         24.2 The Parties recognize that the interconnection of the M-S-R transmission line with the San Juan Switchyard may require additional agreements concerning the shares of operation and maintenance costs in the switchyard, use of the Switchyard Facilities, and the allocation of applicable costs of construction for Switchyard Facilities as may be required to assure safety and stability of the switchyard. PNM agrees to grant to M-S-R by separate instrument an easement, in, on, over, under, along and across the San Juan Switchyard and San Juan Project lands (to the extent PNM has a lawful right to make such a grant), without cost or charge, for the construction, operation and maintenance of an M-S-R transmission line, for the term of this Agreement, in such convenient location, and of such reasonable length and width, to carry out the purpose of this Section 24. Such easement shall be executed in recordable form and timely delivered by PNM to M-S-R so as not to delay the commencement of construction after approval of the design by the Engineering and Operating Committee.

                                                SECTION 25
                                  RISK OF LOSS PRIOR TO PURCHASE CLOSING

    25.1 In the event San Juan Unit 4 should be destroyed, damaged or condemned prior to the Purchase Closing, the Parties hereto and Farmington shall jointly determine whether to repair, restore, or reconstruct the damaged, destroyed or condemned facility. Should M-S-R elect not to participate ln the repair, restoration, or reconstruction of the damaged, destroyed, or condemned facility, then this Agreement shall thereupon terminate; the Purchase and Participation Agreement, as amended, shall be terminated (and shall not thereafter become effective notwithstanding the provisions of
Section 1.1 hereof); and PNM or Farmington, or both, shall be entitled to proceed in such manner as it or they may determine.
 Should the Parties elect to repair, restore, or reconstruct the damaged, destroyed or condemned facility, and should construction be underway on the date set for the Purchase Closing, the Purchase Closing shall occur without postponement.

    25.2 Before the Purchase Closing, M-S-R shall purchase and maintain such insurance as it determines necessary to insure against the risk of loss to its interests by damage to, or destruction of, San Juan Unit 4. Any such insurance shall contain a waiver of subrogation in favor of PNM, and its insurers, with provisions reasonably acceptable to PNM. By requiring such waiver of subrogation it is not the intent of the Parties to modify the provisions of Section 12.4 of this
Agreement.   Upon the Purchase Closing, PNM shall cause M-S-R to
be added as an additional named insured on each of the Insurance policies provided under the San Juan Project Agreements.

                                                SECTION 26
                          DESTRUCTION, DAMAGE OR CONDEMNATION OF SAN JUAN UNIT 4
                                          AFTER PURCHASE CLOSING

    26.1 Notwithstanding any provision to the contrary in the San Juan Project Agreements and subject to the provisions of
Section 25 hereof, the provisions of this Section 26 shall
govern San Juan Unit 4 after the Purchase Closing.   For the
purpose of this Section 26, "Parties" shall include Farmington.

    26.2 If all, or substantially all, of San Juan Unit 4 should be destroyed, damaged or condemned, then the Parties may elect to repair, restore, or reconstruct the damaged, destroyed, or condemned facilities in such a manner as to restore the facilities to substantially the same general character or use as the original, or to such other character or use as the Parties
may then mutually agree.   In the event of such election, it
shall be the obligation of the Parties to pay for the costs of such repair, restoration, or reconstruction, to the extent not covered by insurance or condemnation proceeds, in accordance with the percentage ownership interests of the respective Parties in such facilities, and, upon completion thereof, the Parties' rights, titles, and interests therein shall be as provided in this Agreement.

    26.3 In the event of an election by the Parties not to repair, restore, or reconstruct the damaged, destroyed, or condemned facilities, the proceeds from any insurance or from any award shall be distributed to the Parties in accordance with the respective percentage ownership interests in and to
such facilities.   The facilities not destroyed, damaged, or
condemned shall be disposed of by the Parties in a manner to be mutually agreed upon, and the proceeds from such disposition shall be distributed in accordance with the percentage ownership interests of the respective Parties in such facilities.

         26.4 In the event the Parties cannot agree to repair, restore, or reconstruct the damaged, destroyed, or condemned facilities, then the Party or Parties electing to restore, reconstruct, or repair may do so at its or their own expense providing that payment at salvage value is first made to the withdrawing Party or Parties. In such event the withdrawing Party or Parties shall have no further obligation or benefit under this Agreement, except for obligations incurred prior to such withdrawal.

    26.5 In the event that less than substantially all of San Juan Unit 4 is destroyed, damaged, or condemned, then it shall be the obligation of the Parties to repair, restore, or reconstruct the damaged, destroyed, or condemned equipment and facilities in such a manner as to restore such equipment and facilities to substantially the same general character or use as existed prior to the destruction, damage, or condemnation. Each Party shall be obligated to pay its proportionate share of the costs of such repair, restoration, or reconstruction to the extent not covered by insurance or condemnation proceeds.

                                                SECTION 27
                                           CONSISTENCY OF TERMS

    27.1 The terms and provisions of this Agreement, together with documents attached hereto as Exhibits, and any amendments hereto, shall be read in pari materia and are to be construed as a whole. If any term or provision is found to be illegal or inconsistent or incompatible with the provisions as a whole, said provision is hereby eliminated and the remaining provisions are to remain in full force and effect; provided, however, that if the absence of the eliminated provision substantially renders this agreement destructive of the original intentions of the Parties, the Parties agree to negotiate in good faith to amend this Agreement in order to restore to the maximum extent practicable the original intentions of the Parties.

                                                SECTION 28
                                          RELATIONSHIP OF PARTIES

    28.1. The covenants, obligations, and liabilities of the Parties are intended to be several and not joint or collective, and nothing herein contained shall ever be construed to create an association, joint venture, trust, or partnership, or to impose a trust or partnership covenant, obligation, or liability
on or with regard to one or both of the Parties.   Each Party
shall be individually responsible for its own covenants,
obligations,  and liabilities as herein provided.   No Party
shall be under the control of or shall be deemed to control any other Party or the Parties as a group. No Party shall be the agent of or have a right or power to bind any other Party without its express written consent, except as expressly provided in this Agreement or the Interconnection Agreement.

    28.2. After the Purchase Closing, the Operating Agent shall be the agent of the Parties and shall exercise in good faith such authority as is conferred upon the Operating Agent by this Agreement.

    28.3. The Parties hereby elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1954, or such portion or portions thereof as may be permitted or authorized by the Secretary of the Treasury or his delegate insofar as such Subchapter, or any portion or portions thereof, may be applicable to the Parties under this Agreement.

    28.4. PNM, as agent for M-S-R and Operating Agent, will use prudent utility practice in operation and maintenance of the San Juan Project, specifically including San Juan Unit 4, and shall keep M-S-R fully informed as to the operation and maintenance of the San Juan Project insofar as the same affects San Juan Unit 4.

                                                SECTION 29
                                             SECTION HEADINGS

    29.1 The headings to each section of this Agreement are for reference only and are not to be read as a part of this Agreement.

                                                SECTION 30
                                                AMENDMENTS

    30.1 This Agreement shall not be amended except by written instrument executed by both Parties.

                                                SECTION 31
                                               GOVERNING LAW

    31.1 This Agreement is made in and shall be governed by and under the laws of the State of New Mexico.

                                                SECTION 32
                                SURVIVAL OF WARRANTIES AND REPRESENTATIONS

    32.1 All warranties and representations made herein shall be as of the date specified herein and such warranties and representations shall survive the Purchase Closing.

                                                SECTION 33
                           ASSIGNMENT, TRANSFER, CONVEYANCE OR OTHER DISPOSITION

    3.1 In any assignment, transfer, conveyance or other disposition of their respective interests under this Agreement, or in San Juan Unit 4, PNM and M-S-R shall have the following rights and obligations:

    33.1.1 Except as provided in Section 12 of the Co-Tenancy Agreement and subject to the provisions of Sections 33.1.7 and 33.1.8 below, should either Party desire to assign, transfer, convey or otherwise dispose of ("Assign") any portion of or all of its rights, titles and interests in San Juan Unit 4, or any portion or all of its rights, titles and interests in, to and under this Agreement, or any portion or all of its rights, titles and interests in the fuel or water rights, lands or the improvements thereon or any part thereof or interests therein ("Transfer Interest"), to any person, company, corporation or government agency ("Outside Party"), the remaining Party shall have the right of first refusal, as hereinafter described, to purchase such Transfer Interest for the following amount:
    The amount of a bona fide written offer (such offer may include a provision that the Outside Party obtain necessary approvals to the purchase which provisions shall have no effect on the time period set forth in Section 33.1.3 hereof) from an Outside Party ready, willing, and able to purchase the Transfer Interest after the expiration of the periods for giving notices specified in Section 33.1.2 and 33.1.3 hereof.

    33.1.2 At least three (3) months prior to its intended date to Assign, and after its receipt of a bona fide written offer from an Outside Party of the type described in Section 33.1.1 above, the Party desiring to assign its Transfer Interest shall serve written notice of the Party's intention to do so upon the remaining Party in accordance with Section 34 of this Agreement.
 Such notice shall contain the approximate proposed date to Assign, the terms and conditions of said bona fide written offer received by such Party, and the terms and conditions of the proposed assignment offered to be made to the remaining Party. The terms and conditions contained in such notice shall be at least as favorable to the remaining Party as the terms and conditions of said bona fide written offer, or may be the same terms and conditions as set forth in said offer.

    33.1.3 The remaining Party shall signify its desire to pur-chase the entire Transfer Interest, or any percentage interest therein, or not purchase all or any percentage interest therein, by serving written notice of its intention upon the Party desiring to Assign pursuant to Section 34 hereof within sixty (60) days after such service pursuant to Section 33.1.2 of the written notice of intention to Assign. Failure by the remaining Party to serve notice as provided hereunder within the time period specified shall be conclusively deemed to be notice of its intention not to purchase any portion of the Transfer Interest, which intention is referred to herein as a "Refusal to Purchase."

    33.1.4  When intention to purchase the entire Transfer
Interest has been indicated by notices duly given hereunder by the remaining Party, the Parties shall thereby incur the following obligations:

    33.1.4.1 They shall be obligated to proceed in good faith and with diligence to obtain all required authorizations and approvals to Assign;

    33.1.4.2 The Party desiring to Assign shall be obligated to obtain the release of any liens imposed by or through it upon any part of the Transfer Interest and to Assign the Transfer Interest at the earliest practicable date thereafter; and

    33.1.4.3   The Party desiring to purchase the Transfer
Interest shall be obligated to perform all terms and conditions required of it to complete the purchase of the Transfer
Interest.

    33.1.4.4 The purchase of the Transfer Interest shall be fully consummated within six (6) months following the date upon which all notices required to be given under this Section 33 have been duly served, unless the Party is then diligently pursuing applications to appropriate regulatory bodies (if any) for required authorizations to effect such assignment or is then diligently prosecuting or defending appeals from orders entered or authorizations issued in connection with such applications.

    33.1.5 If the intention to purchase the entire Transfer Interest has not been indicated by notices given within the time periods specified in this Section 33 by the Party desiring to purchase the Transfer Interest, the Party desiring to Assign shall be free to Assign all, but not less than all, of its Transfer Interest to the Outside Party that made the bona fide written offer of the type described in Section 33.1.1 hereof upon the terms and conditions set forth in said bona
fide written offer.   If such assignment of the entire Transfer
Interest to the Outside Party is not completed within  eighteen
(18) months after the approximate proposed date to Assign specified in the notice given pursuant to Section 33.1.2 hereof, the Party desiring to Assign its Transfer Interest must, unless it is then diligently pursuing its applications to appropriate regulatory bodies (if any) for required authorizations to effect such assignment, or is then diligently prosecuting or defending appeals from orders entered or authorizations issued in connection with such applications, give another complete new right of first refusal to the remaining Party pursuant to the provisions of this Section 33, before such Party shall be free to Assign a Transfer Interest to said Outside Party.

    33.1.6 No assignment of a Transfer Interest, whether to the other Party or to an Outside Party, shall relieve the assigning Party from full liability and financial responsibility for performance after any such assignment: (i) Of all obligations and duties incurred by such Party prior to such assignment under the terms and conditions of this Agreement and the San Juan Project Agreements; and/or (ii) of all obligations and duties provided and imposed after such assignment upon such assigning Party under the terms and conditions of this Agreement and the San Juan Project Agreements; unless and until the assignee shall agree in writing with the remaining Party to assume such obligations and duties; provided, however, that such assignor shall not be relieved of any of its obligations and duties by an assignment under this
Section 33, without the express prior written consent of the remaining Party; and provided further that the provisions of this Section 33.1.6 shall not be applicable to any assignment of a Transfer Interest by one Party to the other Party if payment in full for such Transfer Interest has been made by the Party who is the assignee thereof.

         33.1.7   M-S-R's right of first refusal under this
Section 33 relating  to  an  ownership  interest  in  San Juan
Unit 4  shall be further subject to the following conditions:

    33.1.7.1 For the purposes of this Section 33.1.7, the "M-S-R Right of First Refusal Determinant" shall mean an undivided 28.8 percent ownership interest in San Juan Unit 4 (exclusive of the Ownership Interest) as reduced from time to time by the percentage of ownership interest in San Juan Unit 4
(i) previously offered to and purchased by M-S-R, or (ii) pre-viously transferred, if any, by PNM to an Outside Party in a fully consummated transaction or transactions following a Refusal (or Refusals) to Purchase of M-S-R.

    33.1.7.2 When the M-S-R Right of First Refusal Determinant is reduced to zero percent (or a negative percent amount) by
(1) a fully consummated transaction or transactions with M-S-R, or (ii) a fully consummated transaction or transactions following a Refusal (or Refusals) to Purchase of M-S-R, or
(iii) both, then M-S-R's right of first refusal to purchase an undivided interest or interests in San Juan Unit 4 shall terminate.

   33.1.8 Notwithstanding PNM's obligation to M-S-R as provided in this Section 33, and as limited by Section 33.1.7 hereof, should PNM be the Party deciding to assign, then PNM shall have the further and unqualified right in an offer made pursuant to this Section 33, to reduce the amount of ownership in San Juan Unit 4 to be offered to M-S-R in order to make an offer to Farmington proportionate to Farmington's ownership interest in San Juan Unit 4, subject to the following:

    33.1.8.1   If the percentage interest offered by PNM is
37.275 percent or more of San Juan Unit 4, then M-S-R shall be entitled to receive an offer for up to a 28.8 percent ownership interest in San Juan Unit 4, less any reduction calculated pursuant to Section 33.1.7 hereof.

    33.1.8.2 If the percentage interest offered by PNM is less than 37.275 percent of San Juan Unit 4, then the offer that M-S-R is otherwise entitled to receive pursuant to this Section 33, as limited by Section 33.1.7 hereof, may be reduced by PNM; by the share that PNM offers Farmington, provided, however, that (i) given that Farmington has a limited 8.475 percent right of first refusal and M-S-R has a limited 28.8 percent right of first refusal, and such reduction of the offer to M-S-R shall be made on a proportionate basis to both M-S-R's and Farmington's rights of first refusal, and (ii) until M-S-R's right of first refusal has been reduced to zero percent (0%) in accordance with Section 33.1.7.2 hereof, offers to Farmington shall not entitle Farmington to purchase more than an additional
8.475 percent interest in San Juan Unit 4.

                                                SECTION 34
                                                  NOTICES
                           34.1  Any notice, demand or request provided for in
this Agreement shall be deemed properly served, given or made if delivered in person or sent by registered or certified mail, postage prepaid, to the persons specified below:

    34.1.1  Public Service Company of New Mexico
            c/o Corporate Secretary
            Alvarado Square Albuquerque, 87158

    34.1.2  M-S-R Public Power Agency
            c/o General Manager
            Post Office Pox 4060
            Modesto, CA  95352

    34.2 Any Party may, at any time, by written notice to the other Party, designate different persons or different addresses for the giving of notices hereunder.

                                                SECTION 35
                                               COUNTERPARTS

    35.1 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                                SECTION 36

    36.1 From time to time hereafter PNM and M-S-R will execute such instruments of conveyance and other documents, upon the request of the other, as may be necessary or appropriate to carry out the intent of this Agreement.


                                                SECTION 37
                                                  WAIVER

    37.1 No waiver by a Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall be effective unless the nondefaulting Party waives its respective rights in writing with respect thereto and any such waiver shall
not be deemed to be a waiver with respect to or matter.   No
delay, short of the statutory period of limitations, in asserting or enforcing any right hereunder shall be deemed a waiver of such right.

                                                SECTION 38
                                               FORCE MAJEURE

    38.1 Neither Party shall be considered to be in default in the performance of any of the obligations hereunder (other than obligations of the Parties to pay costs and expenses) if failure of performance shall be due to uncontrollable forces
("Uncontrollable Forces").   The term uncontrollable Forces
shall mean any cause beyond the control of the Party affected, including but not limited to failure of facilities, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, labor dispute, sabotage, and restraint by court order or public authority or failure to obtain approval from a necessary governmental authority, which by exercise of due diligence and foresight, such Party could not reasonably have been expected to avoid and which by exercise of due diligence, it shall be unable to overcome. Nothing contained herein shall be construed so as to require a Party to settle any strike or
labor dispute in which it may be involved.   Either Party
rendered unable to fulfill any obligations by reason of Uncontrollable Forces shall exercise due diligence to remove such inability with all reasonable dispatch.

                                                SECTION 39
                                           INDEPENDENT COVENANTS

    39.1 The covenants and obligations set forth and contained in this Agreement are to be deemed to be independent covenants, not dependent covenants, and the obligations and covenants to be kept and performed are not conditioned on the performance by the other Party of all of the covenants and obligations to be kept and performed by a Party.

                                                SECTION 40
                                             EQUAL OPPORTUNITY

    40.1 During the term of this Agreement, PNM and M-S-R agree to abide by all applicable equal employment opportunity laws, rules, and regulations. PNM and M-S-R agree that they will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin and will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, or national origin. The Parties will comply with all applicable provisions of Executive Order 11246 of September 24, 1965, as amended, and of the rules, regulations, and relevant orders of the Secretary of Labor.
                                                SECTION 41
                                                  FILING

    41.1 This Agreement shall be subject to filing with competent regulatory authority, in the exercise of its lawful jurisdiction.

                                                SECTION 42
                                        NONDEDICATION OF FACILITIES

    42.1 The Parties do not intend to dedicate and nothing in this Agreement shall be construed as constituting a dedication by any Party of its properties or facilities, or any part thereof, to any other Party or to the customers of any Party.

                                                SECTION 43
                                       NO THIRD PARTY BENEFICIARIES

    43.1 Except as otherwise specifically provided in this Agreement, the Parties do not intent to create rights in or to grant remedies to any third party as a beneficiary of this Agreement or of any duty, covenant, obligation, or undertaking established herein.

    43.2 Nothing contained in this Agreement shall be construed to constitute an assumption or guarantee by PNM of any bonds, notes, or other forms of indebtedness or securities issued, or to be issued, by M-S-R, within the meaning of the New
Mexico Public Utility Act.

                                                SECTION 44
                                  EXECUTION OF INTERCONNECTION AGREEMENT

    44.1 Contemporaneously with the execution of this Agreement, the Parties shall execute an interconnection agreement ("Interconnection Agreement" relating to economy energy sales, economy energy brokerage, and power exchanges. The Interconnection Agreement is hereby incorporated by reference into this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PUBLIC SERVICE COMPANY OF NEW MEXICO

By:   /s/ C. D. Bedford
      -------------------------
Its:  Sector Vice President



M-S-R PUBLIC POWER AGENCY

By:
      -------------------------
Its:  General Manager

                                                 EXHIBIT A

                                     DEFINITIONS OF CAPITALIZED TERMS

For capitalized terms not defined herein or defined within the body of the Agreement, refer to Definitional Cross-Reference Exhibit A-1.

        1.0  AFUDC.  Allowance for Funds Used During Construction.

        2.0 INSTRUMENT OF SALE AND CONVEYANCE. The instrument of conveyance by PNM to M-S-R of the San Juan Unit 4 Ownership Interest in the form of Exhibit B.

        3.0 OWNERSHIP INTEREST. The ownership interest to be received by M-S-R from PNM at the Purchase Closing pursuant to the San Juan Unit 4 Purchase Agreement between PNM and TEP dated May 16, 1979, ("PNM-TEP Purchase Agreement") and this Agreement. This is an undivided 28.8% interest in San Juan Unit 4 as provided in Section 3 of the PNM-TEP Purchase Agreement (including, but not limited to, generator, turbine, coal-handling facilities, pollution control facilities, cooling towers, start-up and step-up transformers, material and supply inventories, fuel supply, tools, and equipment (to the extent the cost of such tools and equipment is included in the Purchase Price or the cost of prepaid items), and an allocated share of common facilities, placed in service prior to Purchase Closing), together with the other interests described in the Instrument of Sale and Conveyance, and in the Easement and License, attached as Exhibits B and C, respectively, to this Agreement.

        4.0 PARTICIPANT. An entity which holds an undivided interest as a co-tenant in, and entitlement to generation from any unit at the San Juan
Project.
        5.0  PERMITTED ENCUMBRANCES.

        5.1 Liens for taxes, assessments, or governmental charges for the then current year; and liens for taxes, assessments or governmental charges, workers' compensation awards, and similar obligations not then due and delinquent or which can be paid without penalty;

        5.2 Liens for taxes, assessments, or governmental charges already due (or liens incidental to construction for indebtedness already due) but the validity of which is being contested at the time by PNM in good faith;

        5.3 Easements, licenses, restrictions, exceptions, reservations, or other outstanding interests in or against any property and/or rights-of-way of PNM created or existing by way of, or for the purpose of, public highways, private roads, railroads, railroad sidetracks, pipelines, gas transportation lines, transmission lines, transportation lines, distribution lines, telegraph or telephone lines, mains, ditches, and other like purposes; water power rights of the state or others; and building and use restrictions;

        5.4 Any obligations or duties affecting the property of PNM to any municipality or public authority with respect to any franchise, grant, license, or permit;

        5.5 Defects in titles to overflow and flood lands and rights, and in titles to rights-of-way for transmission lines, distribution lines, mains, ditches, telephone lines, telegraph lines, or for other purposes of PNM, over public or private property, none of which, in the opinion of counsel for PNM, materially impair the use of the property affected thereby in the operation of the business of PNM;

        5.6 Rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license, or permit, or by any provisions of law, to terminate such right, power, franchise, grant, license, or permit or to purchase or recapture or to designate a purchaser of any of the property of PNM or otherwise to control or regulate any property of PNM;

        5.7 Rights granted or created or burdens assumed by PNM under agreements for the joint use of poles and equipment, and similar agreements; and burdens created under any law or governmental regulation or permit requiring PNM to maintain certain facilities or perform certain acts as a condition of PNM's occupancy of or interference with any public lands or any river or stream or navigable waters or bridge or highway;

        5.8 Any right of use, ingress, egress, partition, easement, license, or reservation, contractual or otherwise, of any joint owner in any property, plant, system, or facility owned by PNM jointly with other persons and any lien securing indebtedness of any such joint owner, neither payable by, nor assumed nor guaranteed by, PNM existing as to any undivided interest of such other joint owner in such jointly owned property;

        5.9 Unfiled, inchoate mechanics' and materialmen's liens for construction work in progress and any other undetermined liens and charges incidental to current construction;

        5.10 Worker's repairmen's, warehousemen's and carrier's liens and other similar liens, if any, arising in the ordinary course of business;

        5.11 All the following, if they do not individually or in the aggregate materially impair the use of the Ownership Interest or materially detract from the value thereof to M-S-R, viz.: any easements, restrictions, mineral, oil, gas, and mining rights and reservations, zoning laws and defects in title or other encumbrances to which the Ownership Interest may be subject;

        5.12 The rights of Farmington under existing installment sale agreements relating to pollution control revenue bond financings; and

        5.13 Patent reservations of either the United States of America or the State of New Mexico.
        6.0 PNM INDENTURE. The Indenture of Mortgage and Deed of Trust between PNM and Irving Trust Company, as Trustee, dated as of June 1, 1947, as amended and supplemented.

        7.0 PURCHASE CLOSING. The meeting by the Parties hereto which results in the conclusion of all transactions relating to the sale by PNM of the Ownership Interest to M-S-R, including but not limited to the payment by M-S-R to PNM of the Purchase Price, the execution and delivery of all agreements, documents, and certificates contemplated hereby and delivery of opinions of counsel referred to herein.

        8.0 PURCHASE PRICE. The Purchase Price of the Ownership Interest to be paid by M-S-R to PNM at Purchase Closing, calculated in accordance with
Section 3 of this Agreement.

        9.0 SAN JUAN PROJECT. Four-unit coal-fired electric generating plant constructed or under construction at the San Juan Site. The San Juan Project includes all facilities, structures, transmission, and distribution lines incident to the four-unit electric generating plant; provided, however, that the San Juan Project shall not include distribution and transmission lines owned exclusively by a Party or TEP (such as 12.47 kV distribution system), equipment in the Switchyard Facilities owned exclusively by a Party or TEP, and coal processing facilities owned by a third party.

        10.0  SAN JUAN PROJECT AGREEMENTS.  Those agreements specified in
Section 5 of this agreement, as such Agreements have been amended and as the same may be amended from time to time.

        11.0 SAN JUAN PROJECT FUEL AGREEMENT. That certain Coal Sales Agreement between San Juan Coal Company and PNM and TEP, dated August 18, 1980, and effective as of December 1, 1980, as in effect on the date hereof and as may from time to time be amended.

        12.0  SAN JUAN STATION.  Same as "San Juan Project."

        16.0 SAN JUAN UNIT 4. Unit 4 of the San Juan Project, presently having a net output of approximately 472 MW, including, but not limited to cooling tower and the pollution control systems and facilities relating thereto (situated on but excluding that certain real property more particularly described in Annex A to Exhibit B hereto), which began commercial operation on April 27, 1982, and the interest in which is presently 91.525 percent owned by PNM and 8.475 percent owned by Farmington.

                                                EXHIBIT A-1
                                       DEFINITIONAL CROSS-REFERENCES
                                                                Agreement/
                  Term                                          Section No.
Available Operating Capacity                                    O.A.  5.3
Capacity                                                        O.A.  5.4
Construction Agreement                                          Co-T. 5.7
Construction Costs                                              C.A.  5.5
Co-Tenancy Agreement                                            Co-T. 5.8
Energy                                                          O.A   5.17
Engineering and Operating Committee                             O.A.  5.18
Minimum Net Generating                                          O.A.  5.27
Operating Agent                                                 O.A.  5.31
Operating Agreement                                             Co-T. 5.16
Operating Emergency                                             O.A.  5.33
Operating Insurance                                             O.A.  5.35
Operating Work                                                  O.A.  5.36
Power                                                           O.A.  5.39
Project Insurance                                               C.A.  5.26
Project Manager                                                 C.A.  5.27
Project Work                                                    C.A.  5.28
San Juan Site                                                   Co-T. 5.22
Switchyard Facilities                                           Co-T. 5.23
________________________
*Note:  C.A.             = Construction Agreement
        Co-T.            = Co-Tenancy Agreement
        O.A.             = Operating Agreement

                                                 EXHIBIT 1
                                     INSTRUMENT OF SALE AND CONVEYANCE

     PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico Corporation ("PNM"), for consideration paid and the mutual covenants and agreements of the Parties contained in that certain Early Purchase and Participation Agreement dated as of __________, 1983 (the "Agreement"), which Agreement is incorporated herein by this reference, hereby grants, transfers, bargains, sells and conveys to M-S-R Public Power Agency, a joint exercise of powers agency, existing under the laws of the State of California ("M-S-R"), the Ownership Interest, as defined in the Agreement, including all of the following.

                 1. An undivided 28.8% interest in and to all of that certain commercially operating, coal-fired, steam electric generating unit, currently with a net rated capacity of 472 megawatts, described as the San Juan Unit 4, San Juan Generating Station (also called the "San Juan Project"), New Mexico ("San Juan Unit 4") situated upon that certain real property located in San Juan County, New Mexico, which real property is described in Annex A attached hereto and incorporated herein by reference, together with an undivided 28.8% interest in all fixtures associated with San Juan Unit 4 including, but not limited to, the startup and step-up transformers, boiler, 616,700 kVA General Electric turbine generator, ash storage and unloading systems, cooling towers, control equipment, auxiliary equipment, and all other components of every kind and description affixed to San Juan Unit 4 and situate upon such real property.

                 2. An undivided 28.8% interest in all auxiliary equipment, instruments, material and supply inventories, fuel supply, tools, and equipment (to the extent the cost of such tools and equipment is included in the Purchase Price or prepaid items), and construction work in progress, and all other components of every kind and description purchased or to be purchased for or in connection with San Juan Unit 4, including those Pollution Control Systems and Facilities associated with San Juan Unit 4 which are not common to other units at the San Juan Station, a portion of which systems and facilities are described in Annex B attached hereto and incorporated herein by reference.

                 3. An undivided 8.7% interest in the "San Juan Project Agreements", as defined in the Agreement, and an undivided 28.8% interest in the "Unit No. 4 Contracts," which are all agreements that may exist solely for materials, equipment, facilities, and construction necessary for the completion of San Juan Unit 4.

                 4. An undivided 14.4% interest in all of the facilities (personal and fixtures) which are common only to San Juan Units 3 and 4 in service on the date hereof, as referenced in San Juan Project Agreements, including the coal handling facilities, fuel oil system, and the Pollution Control Systems and Facilities associated with San Juan Units 3 and 4, a portion of which systems facilities are described in Annex B including, but not limited to, the SO2 system, chemical plant, crystallizors, condensate stripper, evaporators, centrifuges, dryers, storage silos, mixing tanks, load out facilities, control room and controls, pumps, blowers, and piping.

                 5. An undivided 8.7% interest in all of the facilities (personal and fixtures) which are common to San Juan Units 1, 2, 3, and 4 in service on the date hereof, as referenced in the San Juan Pro-ject Agreements, including those Pollution Control Systems and Faci-lities associated with San Juan Units 1, 2, 3, and 4, a portion of which systems and facilities are described in Annex B and including, but not limited to, the raw water system, the water management system, and the support services complex, improvements and structures.

                 6. This Instrument of Sale and Conveyance is intended to pass title as to the fixtures situate upon the real property described in Annex A, attached hereto, but is not intended to pass title to the underlying real property described in Annex A.

        This Instrument of Sale and Conveyance is made with special warranty covenants subject to the following disclaimer:

        NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE BUILDINGS, OTHER STRUCTURES AND IMPROVEMENTS, FIXTURES AND PERSONAL PROPERTY HEREIN CONVEYED ARE HEREBY CONVEYED BY PNM TO M-S-R UPON AN "AS IS" AND "WHERE IS" BASIS. NEITHER PNM NOR ANY PERSON OR ENTITY OF ANY KIND OR NATURE WHATSOEVER ACTING FOR OR ON BEHALF OF PNM EITHER HAS MADE OR HEREBY MAKES ANY REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT THERETO, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, QUANTITY, CONDITION, SALEABILITY, OBSOLESCENCE, MERCHANTABILITY, FITNESS OR SUITABILITY FOR USE OR WORKING ORDER THEREOF OR THAT THE USE OR OPERATION THEREOF WILL NOT VIOLATE PATENT, TRADEMARK OR SERVICE MARK RIGHTS OF ANY THIRD PARTIES. Notwithstanding the foregoing, M-S-R shall have the benefit, in proportion to its interest in San Juan Unit 4, of all manufacturers' and vendors' warranties (to the extent such warranties are transferable or enforceable by PNM for M-S-R's benefit) running to PNM in connection with the property herein conveyed.

     NOTWITHSTANDING THE FOREGOING IT IS EXPRESSLY UNDERSTOOD AND AGREED
THAT: (1) PNM expressly covenants and warrants that title to the Ownership Interest is free from all former grants, sales, taxes, assessments, liens and encumbrances, except for "Permitted Encumbrances" as that term is defined in the Agreement and that PNM has not otherwise encumbered or alienated such interest; and (2) nothing contained herein shall be construed to relieve PNM from its duties and obligations under the Operating, Co-Tenancy and Construction Agreements relating to the San Juan Project, and under the Agreement.

        PNM, by execution and delivery of this instrument, and M-S-R, by its acceptance of the within instrument, hereby expressly waive and renounce for the term of the Agreement, for themselves, their successors, transferees and assigns, any and all rights of any kind or nature whatsoever, legal or equitable, as a tenant in common in the property herein conveyed to partition and equitable accounting.

        This Instrument of Sale and Conveyance and the terms and conditions contained herein shall bind and inure to the benefit of the respective successors, assigns, trustees and representatives of PNM and M-S-R.

        This Instrument of Sale and Conveyance shall be governed by and construed in accordance with the laws of the State of New Mexico.

        IN WITNESS WHEREOF, PNM has caused this Instrument of Sale and Conveyance to be executed on the ___ day of December 1983.

                                          PUBLIC SERVICE COMPANY OF NEW MEXICO
                                          a New Mexico corporation

                                          By:
                                          _______________________________

STATE OF NEW MEXICO     )
                        )    ss.
County of Bernalillo    )

        The foregoing instrument was acknowledged before me this ___ day of December 1983, by ____________________________, a Vice President of Public
Service Company of New Mexico, a New Mexico corporation, on behalf of said corporation.




______________________________________

                                                            Notary Public

My Commission Expires:

______________________

                                                  ANNEX A
                              DESCRIPTION OF SAN JUAN UNIT 4 (REAL PROPERTY)

        Three particular parcels of land situate in the Southeastern part of Section 17 and the central part of Section 20, Township 30 North, Range 15 West, NMPM, San Juan County, New Mexico, and being more particularly described as follows:

TRACT A--POWER PLANT

        Beginning at a brass cap at the corner common to Sections 17, 16, 20, and 21; thence S 57 degrees 53'57"W, 2087.24' to the Northeast corner of said tract and the true point of beginning; thence South, 265.00' to the Southeast corner; thence West, 993.00' to the Southwest corner; thence North, 265.00' to the Northwest corner; thence East, 993.00' to the Northeast corner and the true point of beginning.

        The above described tract contains 6.041 acres.

TRACT B--ASH HANDLING

        Beginning at a brass cap at the corner common to Sections 17, 16, 20, and 21; thence S 46 degrees, 56'04"W, 1653.67' to the
Northeast corner of said tract and the true point of beginning; thence South, 245.00' to the Southeast corner; thence West, 245.00' to the Southwest corner; thence North 245.00' to the Northwest corner; thence East 245.00' to the Northeast corner and the true point of beginning.

        The above described tract contains 1.378 acres.

TRACT C--COOLING TOWER

        Beginning at a brass cap at the corner common to Sections 17, 16, 20, and 21; thence N 89 degrees 39'10"W, 695.00' along the line common to Sections 17 and 20 to the Southeast corner of said tract and the true point of beginning; thence North, 275.00' to the Northeast corner; thence West, 1087.00' to the Northwest corner; thence South, 281.58' to the Southwest corner, a point on the line common to Sections 17 and 20; thence S 89 degrees, 39'10"E, 1087.02' along the aforementioned
Section Line to the Southeast corner and the true point of beginning.

        The above described tract contains 6.945 acres.

        Note: Bearings are based on the New Mexico State Plane Coordinate System, West Zone. Distances are true ground dimensions.

                                                  ANNEX B
                                 DESCRIPTION OF A PORTION OF THE POLLUTION
                                      CONTROL SYSTEMS AND FACILITIES

        The Pollution Control Systems and Facilities consist, in part, of various systems to abate or control atmospheric pollution resulting from the generation of electricity by San Juan Unit 4 of the San Juan Generating Station (also called the San Juan Project).

        Nitrogen Oxides Reduction System. Low heat input burners with two storage combustion firing and over-fire air ports in addition to duct work, dampers, fans and motors for gas recirculation, all to reduce NOX emissions by reducing flame temperatures and diluting combustion air.

        Dust Suppression System.   Pipes,  pumps,  pipe  nozzles,  tanks  and
associated equipment to spray water over coal transfer points in order to control the escape of coal dust to the atmosphere.

        Sulfur Oxide Removal System.   The sulfur oxide removal system is a
regenerative  system  and  is designed to reduce  emissions of  sulfur
oxides to permissible  levels.   The  regenerative  system  utilizes a
sodium solution or other chemical reagent as the absorbing agent and produces elemental sulfur or other marketable or environmentally acceptable end product. The system includes material-handling and by-product or waste disposal facilities.

        Electrostatic Precipitator.   A high efficiency electrostatic
precipitator for San Juan Unit 4 along with associated structural supports and duct work, to remove fly ash from flue gas exiting the steam boiler.

        Ash Handling System.   A pneumatic system  including  blower, valves,
pipes,   storage  silos,  unloading   facilities,  associated  structural
supports  and controls to transfer  and store  fly  ash  collected  from the
steam generator  economizer  and precipitator  hoppers.   The system also
includes dewatering tanks and storage bins utilized for the preparation and storage of bottom ash immediately prior to final disposal.

        Water Management System.   Facilities to segregate  drainage and waste
water from San Juan Units 1, 2, 3 and 4 into two separate systems; one to dispose of waste water from the sulfur oxide removal systems for San Juan Units 1 and 2 and for San Juan Units 3 and 4, and the other to dispose of
waste water and drainage from the cooling system.   The  Water  Management
System includes evaporation ponds, brine concentrators, oxidation towers, drainage and runoff capture facilities and instrumentation to regulate and assist in the operation of such facilities.

                                                 EXHIBIT C

                                           EASEMENT AND LICENSE

        PUBLIC SERVICE COMPANY OF NEW MEXICO ("PNM"), a New Mexico corporation, and TUCSON ELECTRIC POWER COMPANY ("TEP"), an Arizona corporation authorized to transact business in New Mexico ("Grantors"), for consideration paid, grant to M-S-R Public Power Agency, a joint exercise of powers agency existing under the laws of the State of California ("M-S-R") ("Grantee"), an easement in and to all of the real estate, premises and leasehold interests described in that certain Co-Tenancy Agreement between PNM and TEP (formerly "Tucson Gas and Electric Company"), dated February 15, 1972, and filed in the records of San Juan County, New Mexico, February 23, 1972, in Book 694 at
Page 171, et seq., as modified by Modification No. 1 dated May 16, 1979, only to the extent necessary and for the purpose of allowing Grantee, M-S-R, to own, enter upon and inspect, and the Operating Agent, as agent for Grantee, to operate Grantee's undivided 28.8% interest in San Juan Unit 4 of the San Juan Generating Station (also called the San Juan Project) pursuant to that certain Early Purchase and Participation Agreement dated as of ______, 1983 (the "Agreement"), between PNM and M-S-R and filed in the records of San Juan County, New Mexico, ____________, 1983, in Book _____ at Page
______, together with an irrevocable license to bring upon such real estate, premises and leasehold interests, store and process coal, fuel and water, upon payment of the charges appropriate therefor pursuant to the terms of the Agreement, required to operate the Grantee's 28.8% undivided interest in San Juan Unit 4.

        This easement and license shall continue for the entire term of the Agreement and for any renewal or extension thereof and shall be binding alike upon the Grantors, their successors and assigns.
        IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this ______ day of December, 1983.

                                  PUBLIC SERVICE COMPANY OF NEW MEXICO,
                                  a New Mexico corporation

                                  By:

                                  TUCSON ELECTRIC POWER COMPANY, an
                                  Arizona corporation
                                  By:

STATE OF NEW MEXICO  )
                     )   ss.
County of Bernalillo )

        The above and foregoing document was acknowledged before me this _____ day of December, 1983 by ________________, a Vice President of Public Service Company of New Mexico, a New Mexico corporation, on behalf of said corporation.




                                                     Notary Public



My commission expires:





STATE OF ARIZONA     )
                     )    ss.
County of Pima       )

        The above and foregoing document was acknowledger before me this _____ day of December, 1983 by ____________, __________________________ of Tucson
Electric Power company, an Arizona corporation, on behalf of said corporation.




                                                     Notary Public


My commission expires:

                                                EXHIBIT D-l
                                            OPINION OF COUNSEL

                                [letterhead of McDonough, Holland & Allen]

[The following is a draft of the form of opinion that we anticipate could be rendered at closing. The text of the letter would, of course, depend upon the results of such inquiry as will be appropriate.]

                                            December    , 1983

Public Service Company of New Mexico
Alvarado Square
Albuquerque, NM  87158

Subject:  San Juan Unit 4 Early Purchase and
          Participation Agreement and Interconnection
          Agreement, dated as of                , 1983,
          between Public Service Company of New Mexico and M-S-R Public Power Agency

Gentlemen:

        We represent M-S-R Public Power Agency, a joint exercise of powers agency organized under the laws of the State of California ("M-S-R") as special counsel in connection with (i) the San Juan Unit 4 Purchase and Participation Agreement, dated as of November 29, 1982, between Public Service Company of New Mexico, a New Mexico corporation ("PNM"), and M-S-R, as modified by the Supplement to the Agreement dated as of November 29, 1982, and by the First Amendment dated as of May 31, 1983 to such agreement (the "Original M-S-R/PNM Agreement"); (ii)he San Juan Unit 4 Early Purchase and
Participation Agreement, dated as of           , 1983, between PNM and M-S-R
("EPPA"); and (iii) the Interconnection Agreement, dated               , 1983
(the "Interconnection Agreement"). We have been requested by our client M-S-R to provide you with this opinion. Unless otherwise defined herein or the context hereof requires, each item herein with its initial letter capitalized has the meaning given to such term in the EPPA or the Interconnection Agreement.

        In this connection, we have examined such certificates of public officials, such certificates of officers of M-S-R, and the originals or copies certified to our satisfaction of all such corporate documents and records of M-S-R, and such other documents, records and papers, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals or all documents submitted to us as certified, photocopied or conformed copies, and the authenticity of the originals of all such latter documents. We have relied upon such certificates of public officials and such certificates and statements of officers of M-S-R with respect to the accuracy of material factual matters contained therein, which were not independently established by McDonough, Holland & Allen, including the representations and warranties of M-S-R contained in the Original M-S-R/PNM Agreement, the EPPA and the Interconnection Agreement.

        Based upon the foregoing, it is our opinion that as of the date hereof:

        1. M-S-R is a joint powers agency existing under the laws of the State of California (section 6500 et seq., Calif. Gov. Code) and has the requisite power and authority to purchase the Ownership Interest.

        2. The execution, delivery and performance of the EPPA and the Interconnection Agreement by M-S-R have been duly and effectively authorized by all requisite action of M-S-R.

        3. M-S-R has full power and authority to execute the EPPA and the Interconnection Agreement and the EPPA and the Interconnection Agreement have been duly executed and delivered by M-S-R and are the valid and binding obligations of M-S-R, enforceable against M-S-R in accordance with their terms.

        4. You and we are receiving today an opinion from special counsel to M-S-R in the State of New Mexico, Sutin, Thayer & Browne, A Professional Corporation, regarding the authority and capacity of M-S-R to sue and be sued, and hold title to property in the State of New Mexico. In our opinion California law does not preclude M-S-R from suing or being sued in state and federal courts located in New Mexico in an action or proceeding arising out of the EPPA or the Interconnection Agreement. In giving this opinion, M-S-R does not waive its right to remove a state suit to federal court.

        5. No regulatory or other governmental approval under the laws of the State of California is required to be obtained by M-S-R for the execution and delivery by M-S-R of the EPPA and the Interconnection Agreement or compliance by M-S-R with the provisions thereof. We give no opinion regarding the New Mexico Public Service Commission or the laws of the State of New Mexico.

        6. To the best of our knowledge, the execution and delivery of the EPPA and the Interconnection Agreement and compliance with the provisions thereof will not conflict with or constitute on the part of M-S-R a breach of or a default under any existing law, court or administrative regulation, decree or order to which M-S-R is subject or any agreement, ordinance, indenture, mortgage, lease or other instrument by which M-S-R is or may be bound, but we give no opinion regarding the New Mexico Public Service
Commission or the laws of the State of New Mexico.

        7. To the best of our knowledge, there is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any public board or body pending or, to our knowledge, threatened against or affecting M-S-R, or to our knowledge, any basis therefor, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the transactions contemplated by the EPPA and the Interconnection Agreement.

        The opinions expressed herein relating to the enforceability of the rights and remedies provided in the EPPA and the Interconnection Agreement are qualified to the extent that such rights and remedies (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws heretofore or hereafter enacted affecting creditors' rights, to the extent constitutionally applicable, (ii) may be subject to the exercise of judicial discretion in accordance with general principles of equity, (iii) may be subject to the valid exercise of the sovereign police powers of the State of California or the State of New Mexico, or (iv) may be subject to the constitutional powers of the United States of America.

        With respect to our opinions in paragraph 1, in regard to the laws of the State of New Mexico we have relied upon the opinion of Sutin, Thayer & Browne, of even date herewith.

        The opinions expressed herein are for the sole use of PNM and may be relied upon only by PNM and its counsel.

Our opinion is not to be circulated, quoted or otherwise relied upon by any other party except with our prior written consent.

                                  Very truly yours,

                                  McDONOUGH, HOLLAND & ALLEN
                                  A Professional Corporation


                                  By
                                         Dennis W. De Cuir

                                                EXHIBIT D-2
                                            OPINION OF COUNSEL

                                  [letterhead of Keleher & McLeod, P.A.]

        [The following is a draft of the form of opinion that we anticipate could be rendered at closing. The text of the letter would, of course, depend upon the results of such inquiry as will be appropriate.]

                                             December _ , 1983

M-S-R Public Power Agency,
  a joint exercise of powers agency
  organized under the laws of the
  State of California
Post Office Box 4060
Modesto, California 95352

Gentlemen:

        We have acted as counsel for Public Service Company of New Mexico, a New Mexico corporation ("PNM"), in connection with legal matters pertaining to (i) the San Juan Unit 4 Purchase and Participation Agreement, dated as of November 29, 1982, between PNM and M-S-R Public Power Agency, a joint exercise of powers agency organized under the laws of the State of California ("M-S-R"), as modified by the Supplement to the Agreement dated as of November 29, 1982, and by the First Amendment dated as of May 31, 1983 to such agreement (the "Original M-S-R/PNM Agreement"); (ii) the San Juan Unit
4 Early Purchase and Participation Agreement, dated as of                ,
1983, between PNM and M-S-R ("EPPA"); and (iii) the Interconnection Agreement
between PNM and M-S-R dated              , 1983 (the "Interconnection
Agreement"). We have been requested by our client, PNM, to provide you with this opinion. Unless otherwise defined herein or the context hereof requires, each term used herein with its initial letter capitalized has the meaning given to such term in the EPPA or the Interconnection Agreement.

        In this connection, we have examined such certificates of public officials, such certificates of officers of PNM, and the originals or copies
certified to our satisfaction   of all such corporate documents and records
of PNM, and such other documents, records and papers, including copies of Orders issued by the New Mexico Public Service Commission ("NMPSC") in Case 1452 and in Case 1829 and by the Federal Energy Regulatory Commission ("FERC") in Case as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photocopied or conformed copies, and the authenticity of the originals of all such latter documents. We have relied upon such certificates of public officials and such certificates and statements of officers of PNM with respect to the accuracy of material factual matters contained therein, which were not independently established by Keleher & McLeod, P.A., including the representations and warranties of PNM contained in the Original M-S-R/PNM Agreement, the EPPA and the Interconnection Agreement.

        Based upon the foregoing, we are of the opinion that as of the date hereof, under New Mexico law:

        1. PNM is a corporation duly organized, validly existing and in good standing as a public utility under the laws of the State of New Mexico and has corporate power and authority to carry on its business as it is presently being conducted, to own its undivided ownership interest in San Juan Unit 4, and to sell to M-S-R the Ownership Interest.

        2. The execution, delivery and performance of the EPPA and the Interconnection Agreement by PNM have been duly and effectively authorized by all requisite corporate action.

        3. PNM has full power and authority to execute the EPPA and the Interconnection Agreement and the EPPA and the Interconnection Agreement have been duly executed and delivered by PNM and are the valid and binding obligations of PNM, enforceable against PNM in accordance with their terms.

        4. PNM has obtained from the NMPSC and the FERC all consents and approvals necessary for the execution, delivery and performance of the EPPA and the Interconnection Agreement. In our opinion, such consents and approvals of the NMPSC and the FERC constitute all regulatory or other governmental approvals required of PNM to fully performed its obligations under the EPPA and the Interconnection Agreement. To the best of our knowledge, no appeal of either the NMPSC or FERC approval has been taken and in our opinion the statutory period for appeal has expired.

        5. To the best of our knowledge, the execution and delivery of the EPPA and the Interconnection Agreement by PNM and compliance with the provisions thereof will not conflict with our constitute on the part of PNM a breach of or a default under existing law, court or administrative regulation, decree or order to which PNM is presently subject or any existing agreement, ordinance, indenture, mortgage, lease or other instrument by which PNM is presently bound.

        6. To the best of our knowledge, all releases, release of liens, trusts, mortgages and encumbrances, except Permitted Encumbrances, consents, and approvals, including the release by IRVING TRUST COMPANY of the lien created under the PNM Indenture, necessary to the execution, delivery and performance of the EPPA and the Interconnection Agreement by PNM have been obtained.

        7. To the best of our knowledge, there is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any public board or body pending or, to our knowledge, threatened against or
affecting PNM, or   to our knowledge, any basis therefor, wherein any
unfavorable decision, ruling or finding would have a material adverse effect on the transactions contemplated by the EPPA and the Interconnection Agreement.

        The opinions expressed herein relating to the enforceability of the rights and remedies provided in the EPPA and the Interconnection Agreement are qualified to the extent that such rights and remedies (i) may be limited to bankruptcy, insolvency, reorganization, moratorium or other similar laws heretofore or hereafter enacted affecting creditors' rights, (ii) may be subject to the exercise of judicial discretion in accordance with general principles of equity, (iii) may be subject to the valid exercise of the sovereign police powers of the State of New Mexico, and (iv) may be subject to the constitutional powers of the United States of America or the State of New Mexico.

        The opinions expressed herein are for the sole use of M-S-R and may be relied upon only by M-S-R and its counsel. Our opinion is not to be circulated, quoted or otherwise relied upon by any other party except with our prior written consent.

                                  Yours very truly,

                                  KELEHER & McLEOD, P.A.


                                  By:
                                           William B. Keleher

                                                                                     EXHIBIT E
                                                                        MSR's Estimated Net Book Investment
                                                               Actuals Through 4/30/83--Budgeted Through Completion
                                                                                                              MSR's
                                                                                              MSR's         Share of        MSR's
                                                                                            Share of        Estimated     Estimated
                                               MSR's           MSR's            MSR's       Retent. &       Expend.        Net Book
                           MSR's Net         Estimated       Estimated        Est. Net       Payables         1/84          Value
                           Book Value          Expend.      Depreciation     Book Value      4/30/83        Through       Through
IA   Description           4/30/83           5/83-12/83      5/83-12/83        12/31/83      Balance        Complet.      Completion
- - --   -----------           ----------        ----------     ------------     ----------     ----------      --------     -----------

6050 WCC Coal Water Supp.
     Handling Facility    $     6,737.14  $        0.00  $     (114.88)  $      6,622.26  $       0.00  $      0.00  $      6,622.26
6051 602A Air Monitoring      251,099.40      34,466.17           0.00        285,565.57        359.43         0.00       285,925.00
6052 Reservoir Raising        666,236.21           0.00     (11,384.80)       654,851.41        151.68         0.00       655,003.09
6079 Automatic
     Gen. Control               4,092.97           0.00         (68.96)         4,024.01          0.00         0.00         4,024.01
6091 San Juan Paving           50,888.74     361,200.00        (845.76)       411,242.98          0.75         0.00       411,243.73
6094 1980 Construction
     Budget Items             103,710.86       9,910.00      (2,471.60)       111,149.26          0.00         0.00       111,149.26
6184 San Juan Auxiliary
     Power Improvements       452,579.88      29,026.98           0.00        481,606.86      4,262.12         0.00       485,868.98
6185 San Juan Acid Plant      884,910.49           0.00     (39,309.44)       845,601.05          0.00         0.00       845,601.05
6185 Acid Plant Compl.
     Costs                     16,034.81           0.00           0.00         16,034.81      5,455.43         0.00        21,490.24
6194 1981 Construction
     Budget Items              74,010.99           0.00        (821.36)        73,189.63          0.00         0.00        73,189.63
6282 Power Plant Maint.
     Information System        32,511.90      10,897.00           0.00         43,408.90        322.84         0.00        43,731.74
6294 1982 Construction
     Budget Items             104,965.56      38,371.00        (602.08)       142,734.48        120.95         0.00       142,855.43
6295 1982 Construction
     Budget Items             150,754.74      77,949.00        (331.74)       228,372.00      2,535.92         0.00       230,907.92
6361 Raw Water & Fire
     Protection Supply
     Project                        0.00      39,041.00           0.00         39,041.00          0.00         0.00        39,041.00
6390 1983 Construction
     Budget Items                   0.00      29,615.00           0.00         29,615.00          0.00         0.00        29,615.00
6394 1983 Construction
     Budget Items             116,553.14     175,507.93           0.00        292,061.07        752.46         0.00       292,813.53
6395 1983 Construction
     Budget Items               1,335.19     216,204.37           0.00        217,539.56          0.00         0.00       217,539.56
6398 Materials Mgmt.
     System                    29,587.73           0.00        (141.52)        29,446.21          0.00         0.00        29,446.21
6441 Unit 4 Common in
     Unit 3 Utility         6,025,130.56           0.00    (108,898.56)     5,916,232.00      4,550.65         0.00     5,920,782.65
6442 Unit 4 Utility        85,286,875.35   3,377,369.03  (1,484,651.82)    87,179,592.56     94,372.98         0.00    87,273,965.54
6561 Unit 4 Common in
     Unit 3 Environ.           69,489.89           0.00      (1,218.40)         68,271.49     1,075.61         0.00        69,347.10
6562 Unit 4 Environ.       31,072,765.06           0.00    (524,418.40)     30,548,346.66     2,613.60         0.00    30,550,960.26
6760 Unit 4 Common in
     Unit 3 SO2               133,330.63           0.00      (7,969.96)        125,360.67         0.00         0.00       125,360.67
6761 Units 3 and 4
     Wastewater             3,779,890.80           0.00    (210,163.31)      3,569,727.49    32,794.81         0.00     3,602,522.30
6894 1978 Const.
     Budget Items               2,600.99           0.00        (102.24)          2,498.75         0.00         0.00         2,498.75
6898 1978 Const.
     Budget Items               3,456.16           0.00        (109.04)          3,347.12         0.00         0.00         3,347.12
6962 Water Mgmt.
     Study                  5,401,596.72   2,391,599.03            0.00      7,793,195.75   337,563.58   792,016.72     8,922,776.05
6963 Unit 4 SO2            19,681,591.29     569,927.05     (890,186.96)    19,361,331.38    54,109.39         0.00    19,415,440.77
6963 Unit 4 SO2 Compl.
     Costs                    363,600.67           0.00      (16,534.64)       347,066.03         0.00         0.00       347,066.03
6985 1979 CBIs and
     Construction
     Support Facility         963,514.96     120,266.62      (17,186.64)     1,066,594.94    75,767.22         0.00     1,142,362.16
6994 1979 Construction
     Budget Items              41,482.36           0.00       (1,537.60)        39,944.76         0.00         0.00        39,944.76
6998 1979 Construction
     Budget Items               5,535.61           0.00         (142.24)         5,393.37         0.00         0.00         5,393.37
7094 1980 Retirement
     Budget Items                  (8.35)          0.00            0.00             (8.35)        0.00         0.00            (8.35
7098 Removal of Old
     Support Facility           3,855.56       4,350.50            0.00          8,206.06         0.00         0.00         8,206.06
7294 1982 Retirement
     Budget Items                 (89.19)          0.00            0.00            (89.19)        0.00         0.00           (89.19
7394 1983 Retirement
     Budget Items                  (6.53)          0.00            0.00             (6.53)        0.00         0.00            (6.53
5064 Training Costs           144,070.00           0.00            0.00        144,070.00         0.00         0.00       144,070.00
                         ---------------  -------------  --------------   ---------------  -----------  -----------  ---------------

                         $155,924,692.29  $7,485,700.68  ($3,319,211.95)  $160,091,181.02  $616,809.42  $792,016.72  $161,500,007.16
                         ===============  =============  ===============  ===============  ===========  ===========  ===============

                                                 EXHIBIT F
                                               PREPAID ITEMS


        FERC Account Number                                         Item
                 128                                        Insurance Deposits
                 151                                        Coal Inventory
                 151                                        Oil Inventory
                 151                                        Start-up Oil
                 154                                        Stores Inventory
                 154                                        Soda Ash Inventory
                 154                                        Minor Materials
                 163                                        Stores Closing
                 165                                        Prepaid Insurance
                 165                                        Water Rights

The foregoing listed FERC Account Numbers and Items are included as being representative of those prepaid items accounted for as such by the San Juan Project as of November 1982. The listing is complete as of the date of the execution of the Early Purchase and Participation Agreement (the "Agreement") by and between Public Service Company of New Mexico and M-S-R Public Power Agency, but is not to be construed as all inclusive on the date of the Purchase Closing, as defined in the Agreement. It is the intent of PNM and M-S-R that all items properly accounted for and allocated to San Juan Unit
4 as prepaid items be paid for by M-S-R in accordance with it Ownership
Interest.

                                                 EXHIBIT G

                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                              Alvarado Square
                                       Albuquerque, New Mexico 87158
                                                    , 1983

TO:     M-S-R Public Power Agency
        Post Office Box 4060
        Modesto, California 95352

        The Underwriters of M-S-R Bonds

Dear Sirs:

        This Letter of Representation is delivered by Public Service Company of New Mexico ("PNM") pursuant to Section 11.5 of the Early Purchase and
Participation Agreement dated as of               , 1983, between PNM and M-
S-R Public Power Agency ("M-S-R") and in connection with the purchases by the Underwriters of "the Bonds" as described in the Preliminary Official
Statement dated        , 19   (which, together with all appendices and
reports attached thereto is hereinafter referred to as the ("Official
Statement").

        1.       PNM certifies and represents as of the date hereof as follows:

                 (a) The representations and warranties of PNM contained in
        Section 7.2 of the Early Purchase and Participation Agreement, dated
        as of      , 1983, by and between PNM and M-S-R, are true and correct as of the date hereof as if made on the date hereof;

                 (b) PNM has prepared a report with respect to the facilities, operations, status and agreements pertaining to the San Juan Project
        dated         , 19  , which is annexed to the Official Statement as
        Appendix   .  That as of the date hereof the information contained in
        Appendix    is true and the statements in Appendix        which purport
        to be statements of fact are true and correct and Appendix      does
        not omit to state any material fact necessary to make the statements
        made in Appendix     not misleading in light of the circumstances under
        which they are made.

                 (c) PNM has prepared in connection with the issuance of the Bonds the information describing PNM which is annexed to the Official
        Statement as Appendix     .  That as of the date hereof, the
        information contained or incorporated by reference in Appendix      is
        true and the statements contained or incorporated by reference in
        Appendix     which purport to be statements of fact are true and
        correct and Appendix     does not omit to state any material fact
        necessary to make the statements made in Appendix         not
        misleading in light of the circumstances under which they are made.

        2. This Letter of Representation is made solely for the benefit of M-S-R and the Underwriter, persons controlling any Underwriter within the meaning of the Securities Act of 1933, and their respective successors and assigns and no other person, partnership, association or corporation shall acquire or have any right under or by virtue hereof. The terms "successors" and "assigns" shall not include any purchaser of Bonds from any Underwriter merely by reason of such purchase.

        3. This Letter of Representation shall become effective upon the execution hereof and shall terminate upon termination of the purchase
contract between M-S-R and the Underwriters dated          , 19  , (the
"Purchase Contract"), provided, however, that the certification and representations provisions contained herein shall remain operative and in full force and effect.

        4. Notices. All communications given hereunder shall be in writing and shall be delivered: if to PNM, to Corporate Secretary, Public Service Company of New Mexico, Alvarado Square, Albuquerque, New Mexico 87158,
Attention: Secretary; if to M-S-R, to M-S-R Public Power Agency, Post Office Box 4060, Modesto, California 95352, Attention: General Manager; and if to the Underwriters, to the address specified in the Purchase Contract.

        If you agree with the foregoing, please sign and return to us the enclosed counterpart of this letter, whereupon it shall become a binding agreement among each of you and PNM.

                                  Very truly yours,

                                  Public Service Company of New Mexico
                                  By:

Accepted and Agreed to this       day of        , 19  .

                                                 EXHIBIT H

                                   PUBLIC SERVICE COMPANY OF NEW MEXICO

                                                CERTIFICATE

        I,                , President of Vice President of Public Service
Company of New Mexico ("PNM"), hereby certify that:

        1.       This certificate has been executed in connection with the
issuance and sale by M-S-R Public Power Agency ("M-S-R") of $       aggregate
principal amount of Bonds, Series    (the "Bonds"), as more fully described
in the Official Statement of M-S-R, date      , 19  , prepared in connection
with the sale of the Bonds (the "Official Statement").

        2. I have read Appendices and to the Official Statement and conferred with appropriate officers and employees of PNM with respect to the contents thereof and to the best of my knowledge, Appendices and to the Official Statement as of its date and at all times subsequent thereto up to and including the date hereof, did not and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        3.       The representations of PNM contained in the Letter of
Representation, dated           , 19   , addressed to M-S-R and the Under-
writers of the Bonds pursuant to the purchase contract, dated          , 19
 , entered into by M-S-R and the Underwriters (the "Purchase Contract"), are true and correct on and as of the date hereof as if made on the date hereof.

        4. There has not been any material adverse change in the facili-ties, operations, status or agreements pertaining to the San Juan Project or in the business, property or financial condition of PNM since the respective dates of information relating to the San Juan Project and PNM contained in
Appendices    and to the Official Statement except as set forth in or
contemplated by such Appendices.

        5. Except as set forth in or contemplated by Appendices and to the Official Statement, there is no action, suit, or proceeding pending or, to the best of my knowledge, threatened against the San Juan Project or PNM which could adversely affect the San Juan Project or PNM in any material respect, or in any way contesting or affecting the validity or enforceability of the Letter of Representation, the Early Purchase and Participation
Agreement, or the Interconnection Agreement, or contesting in any way the completeness or accuracy of Appendices and to the Preliminary Official
Statement or Appendices and to the Official Statement or any supplement or amendment to any such Appendix.

        6. All capitalized terms employed herein which are not otherwise defined shall have the same meanings as in the Purchase Contract.

Dated:                    , 19   .



                                          President or Vice President
                                          Public Service Company of New Mexico

                                                 EXHIBIT I

        This draft is furnished solely for the purpose of indicating the form of letter PNM believes its independent Certified Public Accountants would be able to furnish the underwriters in response to their request, the matters expected to be covered in the letter and the nature of the procedures that we anticipate the accountants would expect to carry out with respect to such matters. We anticipate that the underwriters and the accountants would have discussions as to the procedures that the accountants were to follow and that no additional procedures will be required. The text of the letter itself will depend upon the results of the procedures and it is anticipated that the completion of such procedures would not be accomplished until shortly before the letter is given and in no event before the cut-off date indicated in the
letter.   It is further anticipated that any letter given at a time of financing by M-S-R will be dependent at that time upon the then existing professional standards and guidelines of the accounting industry.

                        (Letterhead of Certified Public Accountants to PNM)


To:     Public Service Company of New Mexico

        Albuquerque, New Mexico


The Underwriters of M-S-R Bonds


Gentlemen:

We have examined the consolidated balance sheets of Public Service Company
of New Mexico (the Company) and subsidiaries as of December 31,          19
   , and      and the related consolidated statements of earnings,
capitalization and changes in financial position for each of the years in the
three-year period ended December 31,    , included in Appendix (the
"Appendix") to the Official Statement dated        , 19     (the "Official
Statement") prepared in connection with the issuance by M-S-R Public    Power
Agency Bonds, Series      ; our report with respect thereto is also included
in such appendix.  In connection with the Official Statements:

        1. We are independent certified public accountants with respect to the Company as contemplated by Rule 2-01 of Regulation S-X of the Securities and Exchange Commission.

        2. In our opinion, the financial statements examined by us and included in the Appendix and covered by our report included in the Appendix and covered by our report included therein comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 and the published rules and regulations of the Securities and Exchange Commission thereunder with respect to annual reports on Form 10-K.

        3. We have not examined any financial statements of the Company as of any date or for any period subsequent to December 31, 19. Therefore, we are able to and do not express any opinion on the financial position, results of operations, or changes in financial position as of any date or for any period subsequent to December 31, 19 .

        4.       For purposes of this letter, we have read the 19    minutes of
                 meetings of the stockholders, the Board of Directors and the Executive Committee of the Board of Directors of the Company
                 and its subsidiaries as set forth in the minute books at    ,
                 19   , Company officials having advised us that the minutes of
                 all such meetings through that date were set forth therein and
                 have carried out other procedures to           , 19    (our
                 work did not extend to the period from          , 19    to    ,
                 19    , inclusive), as follows:

                 With respect to the period from January 1, 19  , to    , 19
                  , we have:

                 (a) Read the incomplete unaudited consolidated financial statements (incomplete in that relevant footnotes and a statement of changes in financial position were not available) of the Company and subsidiaries for
                             ,      , of both 19  and 19   furnished us by the
                         Company, officials of the Company having advised us that no such financial statements as of any date or for
                         any period subsequent to    , 19  were available; and

                 (b) Made inquires of certain Company officials who have responsibility for financial and accounting matters regarding whether the incomplete unaudited consolidated financial statements referred to under (a) are stated on a basis substantially consistent with that of the audited consolidated financial statements incorporated by reference in the Registration Statement and Prospec-tus.

The foregoing procedures do not constitute an examination made in accordance with generally accepted auditing standards. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations about the sufficiency of the foregoing procedures for your purposes.

        5. Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

                 (a)     At        19 _ , there were any changes in the capital
                         stock or long-term debt of the Company and subsidiaries consolidated (except for capitalized leases and long-term debt incurred in the aggregate not in excess of $2,000,000 principal amount) or any decrease in con-solidated net assets as compared with amounts of such items shown in the December 31, 19 _ audited consoli-dated balance sheet, included in the Official State-ment, except as occasioned by the declaration or payment of dividends, required payments on long-term debt, the issuance of Common Stock of the Company under the Company's Tax Reduction Act Stock Ownership Plan, Employee Stock Purchase Plan, Shareholder's Dividend Reinvestment Plan and Consumer Stock Plan or the utilization of funds held by the pollution control bond trustees; or

                 (b)     For the period from January 1,  19 _ to         ,  19_,
                         there were any decreases, as compared with the corresponding period in the preceding year, in consolidated operating revenues, operating income, net earnings or net earnings applicable to common stock, except in all instances for changes or decreases which the Official Statement discloses have occurred or may occur.

        6. As mentioned under 4(a), Company officials have advised us that no consolidated statements as of any date or for any period
                 subsequent to         ,  19 _ are available;  accordingly, the
                 procedures carried out by us with respect to changes in
                 financial-statement items after        , 19 _ , have, of
                 necessity, been even more limited than those with respect to the periods referred to in 4. We have made inquiries of cer-\ tain Company officials who have responsibility for financial and accounting matters regarding whether (i) there was any
                 change at   , 19  in the capital stock or long-term debt of the
                 Company and subsidiaries consolidated (except for capitalized leases and long-term debt incurred in the aggregate not in excess of $2,000,000 principal amount) or any decrease in consolidated net assets as compared with amounts of such items
                 shown  in the December 31,  19    audited  consolidated balance
                 sheet included in the Official Statement except as occasioned by the declaration or payment of dividends, required payments on long-term debt, the issuance of Common Stock of the Company under the Company's Tax Reduction Act Stock Ownership Plan, Employee Stock Purchase Plan, Share-holder's Dividend Reinvestment Plan and Consumer Stock Plan or the utilization of funds held by the pollution control bond
                 trustees; or (ii) for the period from        ,  19 _ ,  to
                   , 19_ , there were any decreases, as compared with the
                 corresponding period in the preceding year, in consolidated operating revenues, operating income, net earnings or net earnings applicable to common stock. On the basis of these inquiries and our reading of the minutes as described in 4, nothing came to our attention that caused us to believe that there was any such change or decrease, except in all instances for changes or decreases which the Official Statement discloses have occurred or may occur.

7. This letter is solely for the information of, and assistance to, the underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the bonds covered by the Official Statement, and is not to be used, circulated, quoted or otherwise referred to within or without the underwriting group for any other purpose, including, but not limited to, the purchase or sale of securities, nor is it to be referred to in whole or in part in the Official Statement or any other document, except that reference may be made to it in the bond purchase agreement or in any list of closing documents pertaining to the offering of the bonds covered by the Official Statement.
                                                            Very truly yours,

                                                 EXHIBIT J
                                     OPINION OF KELEHER & MCLEOD, P.A.
                             COUNSEL FOR PUBLIC SERVICE COMPANY OF NEW MEXICO

                                                                      ,  19


To:     The Purchasers of M-S-R Bonds

Gentlemen:

        We are Counsel to Public Service Company of New Mexico ("PNM") and in such capacity we have represented PNM in connection with (i) the Purchase and Participation Agreement dated as of November 19, 1982, and the supplement thereto, between PNM and M-S-R Public Power Agency ("M-S-R") (the "Purchase and Participation Agreement"), (ii) the First Amendment thereto dated May 31, 1983 (the "First Amendment"), (iii) the Early Purchase and Participation
Agreement dated           , 19   , and (iv) the Interconnection Agreement
date    , 19  .

        We hereby restate as of the date hereof the opinions contained in our letters dated November 29, 1982, and delivered to M-S-R in connection with the Purchase and Participation Agreement as fully as if such opinions were set forth at length herein.

        Further, based upon our review of the material included in the Official
Statement as Appendix         and our knowledge of PNM and without having
undertaken to determine independently the accuracy, completeness or fairness
of the statements contained in Appendix        included in the Official
Statement, we have no reason to believe that Appendix         (except for
financial and statistical information included or incorporated by reference therein, as to which we express no view) in the Official Statement as of its date and the date hereof contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                           Very truly yours,

                                           Keleher & McLeod, P.A.

                                           MODIFICATION NO. 2 TO
                                           CO-TENANCY AGREEMENT
                                                  BETWEEN
                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                                    AND
                                       TUCSON ELECTRIC POWER COMPANY

        THIS MODIFICATION NO. 2, to the Co-Tenancy Agreement Between PUBLIC SERVICE COMPANY OF NEW MEXICO ("New Mexico") and TUCSON ELECTRIC POWER COMPANY ("Tucson"), hereinafter sometimes referred to collectively as the "Parties" or "Participants", is hereby entered into and executed this 31st day of December, 1983.

WITNESSETH:

        WHEREAS, New Mexico and Tucson entered into an agreement described as the Co-Tenancy Agreement Between New Mexico and Tucson effective July 1, 1969, as modified by Modification No. 1 on May 16, 1979, ("Co-Tenancy Agreement") which establishes certain terms and conditions relating to their ownership and operation of the San Juan Project and Project Agreements: and

        WHEREAS, by Purchase Agreement, dated as of May 16, 1979, New Mexico and Tucson agreed to the sale by Tucson and purchase by New Mexico of Tucson's 50% undivided interest in San Juan Unit 4, which sale was consummated on May 16, 1979, with Tucson retaining an option ("Tucson Option") to acquire up to a 28.8% ownership interest in San Juan Unit 4 ("Ownership Interest") at a later date; and

        WHEREAS, on November 17, 1981, New Mexico and the City of Farmington, New Mexico ("Farmington") executed the San Juan Unit 4 Purchase Agreement and Participation Agreement between New Mexico and Farmington ("Farmington PAPA") pursuant to which New Mexico transferred to Farmington an 8.4751% undivided ownership interest in San Juan Unit 4 ("San Juan Unit 4") of the San Juan Project; and

        WHEREAS, on November 29, 1982, Tucson sold, assigned and conveyed the Tucson Option to purchase the Ownership Interest to M-S-R Public Power Agency ("M-S-R"), pursuant to the Tucson/San Juan Project Sale of Option Agreement, and on November 29, 1982, New Mexico and M-S-R entered into the San Juan Unit 4 Purchase and Participation Agreement ("Purchase and Participation Agreement"), and supplement thereto, which set forth the terms and conditions of a sale by New Mexico to M-S-R of the Ownership Interest and the participation between M-S-R and New Mexico in the operation and ownership of San Juan Unit 4; and

        WHEREAS, on November 30, 1982 M-S-R gave to New Mexico, and New Mexico received from M-S-R Notice of Exercise of Option, by which M-S-R exercised the Tucson Option to acquire the Ownership Interest; and

        WHEREAS, on May 31, 1983, New Mexico and M-S-R entered into a First Amendment to the Purchase and Participation Agreement, which provided for the negotiation and execution by New Mexico and M-S-R of a definitive agreement to provide for the purchase, sale and transfer of the Ownership Interest to occur on or before December 31, 1983; and

        WHEREAS, on September 26, 1983, New Mexico and M-S-R entered into the San Juan Unit 4 Early Purchase and Participation Agreement ("EPPA"), into which the Purchase and Participation Agreement, as amended, was merged and modified, which provides, among other things, for such 1983 sale by New Mexico and purchase by M-S-R of the Ownership Interest; and

        WHEREAS, the EPPA provides, among other things, that amendments to the San Juan Project Agreements to reflect M-S-R's acquisition of the Ownership Interest shall have been executed and delivered at or before the Purchase Closing (as said term is defined in the EPPA); and

        WHEREAS, the Parties intend by this Modification No. 2 to amend the Co-Tenancy Agreement to (1) acknowledge M-S-R's acquisition of its Ownership Interest in San Juan Unit 4, in compliance with the conditions of the EPPA;
(2) to provide a mechanism whereby persons or entities acquiring an ownership interest in and a generation entitlement from a San Juan generating unit may also acquire voting rights and rights of committee participation, subject to the conditions and limitations set forth herein; (3) to add one parcel of real property to the San Juan Project; (4) to amend the description of one parcel of San Juan Project lands; and (5) to extend the term of the Co-Tenancy Agreement.

        NOW, THEREFORE, New Mexico and Tucson agree that the Co-Tenancy Agreement is hereby amended as follows:

        1.0 Effective Date. This Modification No. 2 shall become effective immediately upon the Purchase Closing contemplated in the EPPA, currently anticipated to be December 31, 1983. In the event such Purchase Closing does not occur prior to June 30, 1984, this Modification No. 2 shall be null and void.

        2.0 New Sections 2.10 and 2.11. New Sections 2.10 and 2.11 shall be added to Section 2 to read in their entirety as follows:

                         2.10 The conveyances required to be made (a) by New Mexico to Tucson and (b) by James Cooney, Trustee to New Mexico and Tucson, as described in Section 2.3, have been executed, delivered, and duly recorded in the records of San Juan County, New Mexico. New Mexico and
        Tucson have acquired additional lands by Patent from the United States of America, such lands being described as:

                                  Township 30 North, Range 15 West, N.M.P.M.,
                                  Section 17, SE1/4SU1/4, S1/2SE1/4 San Juan
                                  County, New Mexico,
        and such lands are part of the San Juan Project.

                 2.11 The description of the River Water Diversion and Pump-ing Station site as set forth in Exhibit I, Attachment C is hereby amended to read as follows:

        That part of Lot Six (6) in Section Four (4) and of Lot Five (5) in Section Three (3), in Township Twenty-Nine (29) North, Range Fifteen
        (15) West, N.M.P.M., San Juan County, New Mexico, described as follows:

        Beginning at a point which is 772.69 feet, South 88 degrees 12'03" East from the Northwest Corner of Lot 6:

        Thence S.55 deg. 50'29"E., 205.55 feet;
        Thence N.78 deg. 21'34"E., 457.06 feet;
        Thence N.88 deg. 29'07"E., 746.61 feet;
        Thence S.25 deg. 38'00"W., 1,177.50 feet;
        Thence N.54 deg. 32'00"W., 1,291.70 feet;
        Thence N.32 deg. 01'00"E., 372.20 feet to the point of beginning. Containing 21.039 acres more or less.

                 3.0  New Section 5.30.   A new Section 5.30 shall be added to
        Section 5 to read in its entirety as follows:

                 5.30 Unit Participant: M-S-R and any other person or entity, other than a Participant, which has both (a) an ownership interest of five percent (5%) or greater in a San Juan generating unit, and (b) a generation entitlement from such San Juan generating unit, provided the following conditions have been fulfilled (except with respect to M-S-R, which shall become a Unit Participant upon the effective date hereof without any further action):

                 5.30.1 The Participant or Unit Participant which transferred such ownership interest and generation entitlement to such person or entity shall have executed a consent that such person or entity shall have the voting rights of a Unit Participant set forth herein; and

                 5.30.2 Such person or entity shall have executed an acceptance of such voting rights, subject to the terms and conditions hereof.

        4.0      Amended Section 9.   Section 9 shall be amended to read in its
entirety as follows:

                 9.O  COORDINATION COMMITTEE:

                 9.1 As a means of securing effective cooperation and interchange of information and of providing consultation on a prompt and orderly basis among the Participants and Unit Participants in connection with various administrative and technical problems which may arise from time to time under this Co-Tenancy Agreement, the parties hereto hereby establish a Coordination Committee.

                 9.2 The Coordination Committee shall consist of one representative from each Participant and Unit Participant who shall be an officer of a Participant or duly authorized representative of a Unit
        Participant.   It shall be the function and responsibility of the
        Coordination Committee to consider such matters as are herein specifically provided and as may be provided from time to time by amendment of or supplement to this Co-Tenancy Agreement.

                 9.3 The Coordination Committee shall have no authority to modify any of the provisions of this Co-Tenancy Agreement.

                 9.4 Each Participant and Unit Participant shall notify the other Participants and Unit Participants promptly of the designation of its representative on the Coordination Committee and of any subsequent change in such designation. Any of the Participants and Unit Participants may, by written notice to the other Participants and Unit Participants, designate an alternate or substitute to act as its representative on the Coordination Committee in the absence of the regular member of the Coordination Committee or to act on specified occasions or with respect to specified matters.

                 9.5 No action may be taken by the Coordination Committee unless such action is agreed to by all of the Participants and Unit Participants entitled to vote thereon acting through their representatives on the Coordination Committee. A Participant's Coordination Committee member shall be entitled to vote on all matters except those matters which relate solely to a generating unit in which such Participant does not have an ownership interest. A Unit Participant's Coordination Committee member shall have a right to vote only on matters which relate solely to a specific generating unit in which such Unit Participant has both an ownership interest and
        generation  entitlement.     It  is  agreed  that  maintenance
        scheduling, and operation during periods of curtailment of the total San Juan Project pursuant to Section 10, Paragraph 10.2 of this Co-Tenancy Agreement are not matters which relate solely to a specific generating unit, but are matters affecting all units of the
        San Juan Project.   On matters which relate to generating units in
        which a Unit participant has no ownership interest, or common facilities of the San Juan Project, a Unit Participant shall have no vote; provided however that:

                         9.5.1 With respect to matters involving and not solely
                 related to San Juan Unit 4, Tucson, as a Participant holding voting rights on the Coordination Committee, shall retain such voting rights for M-S-R, with the obligation to consult with M-S-R on all matters involving the San Juan Project which affect San Juan Unit 4 as set forth in the San Juan Unit No. 4 Sale of Option Agreement, dated November 29, 1982, between Tucson and M-S-R, and the EPPA.

                 9.6In the event of disagreement among Coordination Committee members as to whether a matter relates solely to a specific San Juan generating unit or to other generating units or common facilities of the San Juan Project, then such determination shall be made by the agreement of the New Mexico and Tucson Coordination Committee members,

                 9.7 In the event the Coordination Committee fails to reach agreement on a matter that has earlier been determined to relate solely to San Juan Unit 4, which such committee is authorized to determine, approve, or otherwise act upon after a reasonable opportunity to do so, then the Project Manager or Operating Agent (as said terms are respectively defined in the San Juan ProJect Construction Agreement and San Juan Project Operating Agreement) shall be authorized and obligated to take such action as in its discretion it deems to be necessary to the successful and proper construction, operation and maintenance of San Juan Unit 4, pending the resolution, by arbitration or otherwise, of any such inability or failure to agree.

        5.0 Amended Section 21.1: Section 21.1 shall be amended to read in its entirety as follows:

                 21.1 This Co-Tenancy Agreement shall continue in force and effect for a period of fifty-three (53) years from July 1, 1969.

                 6.0 Amended Section 25.8. Section 25.8 shall be amended to read in its entirety as follows:

                         25.8 Except as modified by the provisions set forth in this Modification No. 2, all of the terms and conditions of this Co-Tenancy Agreement, effective as of July 1, 1969, as modified by Modification No. 1 as of May 16, 1979, shall remain in full force and effect.

                 7.0  New Section 25.9    A new Section 25.9 shall be added to
        Section 25 to read in its entirety as follows:

                         25.9 The distinction between a Unit Participant and a Participant, as used in Section 5.30 and Section 9 is made in order to provide Unit Participants certain voting rights
                 and  rights  of committee participation.   Except as
                 specifically set forth herein, such provisions are not intended to, and do not modify, reduce, or expand the liabilities, duties, rights or obligations between the Participants and Unit Participants, as may exist by reason of the applicability of other provisions of this Co-Tenancy Agreement by virtue of any other agreement between a Participant and a Unit Participant.
                  Except with respect to voting rights and committee
                 participation, the rights, obligations, or the liability of a Unit Participant and a Participant shall be identical.

                 8.0 New Section 26. A new Section 26 shall be added to read in its entirety as follows:

                         26.0    RECOGNITION  OF  M-S-R AND  FARMINGTON
ACKNOWLEDGEMENT

                         26.1 The Parties recognize that M-S-R and Farmington each have acknowledged that it is familiar with the San Juan Project Agreements between New Mexico and Tucson and such agreements govern the activities of the San Juan
                 Project and that where a
                 specific provision of the EPPA or of the Farmington PAPA is in conflict with a provision in one or more of the San Juan Pro-ject Agreements, then (a) as between New Mexico and M-S-R the provisions of the EPPA shall govern, all as provided in Section
                 5.2 of such EPPA, and (b) as between New Mexico and Farming-ton the provisions of the Farmington PAPA shall govern, all as provided in Section 8.2 of the Farmington PAPA.

        9.0 New Section 27. A new Section 27 shall be added to read in its entirety as follows:

                 27.0  RESTRICTIONS ON FURTHER AMENDMENTS

                 27.1 New Mexico and Tucson shall not, by further amendment, modification, or early termination of this Co-Tenancy Agreement, abrogate, dilute or deny the voting rights or rights of committee participation accorded a Unit Participant herein, without the advance written consent of such Unit Participant.

        IN WITNESS WHEREOF, New Mexico and Tucson have caused this Modification No. 2 to be executed as of this 31st day of December, 1983.

                                  PUBLIC SERVICE COMPANY OF NEW MEXICO

                                  By
                                         Vice President

                                  Its

                                  TUCSON ELECTRIC POWER COMPANY

                                  By

                                  Its

STATE OF NEW MEXICO
                         ss.
COUNTY OF BERNALILLO

        The foregoing instrument was acknowledged before me this 28th day of December, 1983, by C.D. Bedford, a Senior Vice President of Public Service Company of New Mexico, a New Mexico corporation, on behalf of said corporation.

NOTARY PUBLIC



My Commission Expires


STATE OF ARIZONA
                         ss.
COUNTY OF PIMA

        The foregoing instrument was acknowledged before me this 28th day of December, 1983, by Einar Greve, Executive Vice President of Tucson Electric Power Company, an Arizona corporation on behalf of said corporation.

NOTARY PUBLIC



My Commission Expires

                                           MODIFICATION NO. 2 TO
                                  SAN JUAN PROJECT CONSTRUCTION AGREEMENT
                                                  BETWEEN
                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                                    AND
                                       TUCSON ELECTRIC POWER COMPANY

        THIS MODIFICATION NO. 2, To the San Juan Project Construction Agreement between PUBLIC SERVICE COMPANY OF NEW MEXICO ("New Mexico") and TUCSON
ELECTRIC POWER COMPANY ("Tucson"), hereinafter sometimes referred to collectively as the "Parties" or "Participants", is hereby entered into and executed this 31st day of December, 1983.

WITNESSETH:

        WHEREAS, New Mexico and Tucson entered into an agreement described as the San Juan Project Construction Agreement Between New Mexico and Tucson effective July 1, 1969, as modified by Modification No. 1 on May 16, 1979, ("Construction Agreement") which establishes certain terms and conditions relating to their participation and responsibility in the construction of the San Juan Project; and

        WHEREAS, by Purchase Agreement, dated as of May 16, 1979, New Mexico and Tucson agreed to the sale by Tucson and purchase by New Mexico of Tucson's 50% undivided interest in San Juan Unit 4, which sale was consummated on May 16, 1979, with Tucson retaining an option ("Tucson Option") to acquire up to a 28.8% ownership interest in San Juan Unit 4 ("Ownership Interest") at a later date; and

        WHEREAS, on November 17, 1981, New Mexico and the City of Farmington, New Mexico ("Farmington") executed the San Juan Unit 4 Purchase Agreement and Participation Agreement between New Mexico and Farmington ("Farmington PAPA") pursuant to which New Mexico transferred to Farmington an 8.475% undivided ownership interest in San Juan Unit 4 ("San Juan Unit 4") of the San Juan Project; and

        WHEREAS, on November 29, 1982, Tucson sold, assigned and conveyed the Tucson Option to purchase the Ownership Interest to M-S-R Public Power Agency ("M-S-R"), pursuant to the Tucson/San Juan Project Sale of Option Agreement, and on November 29, 1982, New Mexico and M-S-R entered into the San Juan Unit 4 Purchase and Participation Agreement ("Purchase and Participation
Agreement"), and supplement thereto, which set forth   the terms and
conditions of a sale by New Mexico to M-S-R of the Ownership Interest and the participation between M-S-R and New Mexico in the operation and ownership of San Juan Unit 4; and

        WHEREAS, on November 30, 1982 M-S-R gave to New Mexico, and New Mexico received from M-S-R Notice of Exercise of Option, by which M-S-R exercised the Tucson Option to acquire the Ownership Interest; and

        WHEREAS, on May 31, 1983, New Mexico and M-S-R entered into a First Amendment to the Purchase and Participation Agreement, which provided for the negotiation and execution by New Mexico and M-S-R of a definitive agreement to provide for the purchase, sale and transfer of the Ownership Interest to occur on or before December 31, 1983; and

        WHEREAS, on September 26, 1983, New Mexico and M-S-R entered into the San Juan Unit 4 Early Purchase and Participation Agreement ("EPPA"), into which the Purchase and Participation Agreement, as amended, was merged and
modified which provides, among other things, for such 1983   sale by New
Mexico and purchase by M-S-R of the Ownership Interest; and

        WHEREAS, the EPPA provides, among other things, that amendments to the San Juan Project Agreements to reflect M-S-R's acquisition of the Ownership Interest shall have been executed and delivered at or before the Purchase Closing (as said term is defined in the EPPa); and

        WHEREAS, the Parties intend by this Modification No. 2 to amend the Construction Agreement (1) to acknowledge M-S-R's acquisition of its Ownership Interest in San Juan Unit 4, in compliance with the conditions of the EPPA; and (2) to provide a mechanism whereby persons or entitles acquiring an ownership interest in and a generation entitlement from a San Juan generating unit may also acquire voting rights and rights of committee participation, subject to the conditions and limitations set forth herein.

        NOW, THEREFORE, New Mexico and Tucson agree that the Construction Agreement is hereby amended as follows:

        1.0 Effective Date. This Modification No. 2 shall be effective immediately upon the Purchase Closing contemplated in the EPPA, currently anticipated to be December 31, 1983. In the event such Purchase Closing does not occur prior to June 30, 1984, this Modification No. 2 shall be null and void.

        2.0      New Section 5.39.1.  A new Section 5.39.1 shall be added to
Section 5 between Sections 5.39 and 5.40 to read in its entirety as follows:

                 5.39.1 Unit Participant: M-S-R and any other person or entity other than a Participant, which has both (a) an ownership interest of five percent (5%) or greater in a San Juan generating unit, and (b) a generation entitlement from such San Juan generating unit, provided the following conditions have been fulfilled (except with respect to M-S-R, which shall become a Unit Participant upon the effective date hereof without any further action):

                         5.39.1.1 The Participant or Unit Participant which transferred such ownership interest and generation entitlement to such person or entity shall have executed a consent that such person or entity shall have the voting rights of a Unit Participant set forth herein; and

                         5.39.1.2 Such person or entity have executed an acceptance of such voting rights, subject to the terms and conditions hereof.

        3.0 Amended Section 21. Section 21 shall be amended to read in its entirety as follows:

        21.0     ADMINISTRATION:

        21.1 The Project Manager shall keep the Coordination Committee fully and promptly advised on major matters relating to the performance of Project Work.

        21.2 The Engineering and Operating Committee consists of not more than two representatives designated by each of the Participants and Unit Participants, and each such representative is authorized by the Participant or Unit Participant by whom he is designated, to act on its behalf with respect to those matters herein provided to be the responsibilities of the Engineering and Operating Committee. The functions and responsibilities of the Engineering and Operating Committee under this Construction Agreement shall be the following:

        21.2.1 To act as the liaison among the Participants, Unit Participants and the Project Manager.

        21.2.2 To perform such other functions and responsibilities as may be assigned to it by the Coordination Committee.

        21.3 Each Participant and Unit Participant shall notify the other Participants and Unit Participants promptly of any change in the designation of its representatives on the Engineering and Operating Committee. Any of the Participants and Unit Participants may, by written notice to the other Participants and Unit Participants, designate an alternate or substitute to act as its representative on the Engineering and Operating committee in the absence of the regular members of the Engineering and Operating Committee or to act on specified occasions with respect to specified matters.

        21.4 No action may be taken by the Engineering and Operating Committee unless such action is agreed to by all of the Participants and Unit Participants entitled to vote thereon acting through their representatives on the Engineering and Operating Committee. This provisions is subject to the limits established for the Engineering and Operating Committee in Section
8.3 of the Operating Agreement.

        21.5 The Engineering and Operating Committee shall keep written minutes and records of all meetings and any action or determination by the Engineering and Operating Committee shall be reduced to writing, to become effective when signed by duly authorized representatives of the Participants and Unit Participants entitled to vote thereon.

        21.6 If the Engineering and Operating Committee shall be unable to agree on any matter within the scope of its responsibility under the terms and conditions of this Construction Agreement, such matter shall be referred in writing to the Coordination Committee.

        21.7 The Auditing Committee consists of not more than two representatives designated by each of the Participants and Unit Participants, and each such representative is authorized by the Participant or Unit Participant by whom he is designated, to act on its behalf with respect to those matters herein provided to be the responsibilities of the Auditing Committee. The functions and responsibilities of the Auditing Committee under this Construction Agreement shall be the following:

                 21.7.1 To make audits of the expenditures made and obligations incurred by the Project Manager in the performance of the terms and conditions of this Construction Agreement. The audits will be made when deemed necessary by the Participants or at the request of either of them.

                 21.7.2 To certify to the Participants and Unit Participants whether the Project Manager's accounting methods and records are in accordance with the terms and conditions of this Construction Agreement.

                 21.7.3 To review and make written recommendations to the Participants and Unit Participants on all matters referred to the Auditing Committee.

        21.8 Each Participant and Unit Participant shall notify the other Participants and Unit Participants promptly of any change in the designation of its representatives on the Auditing Committee. Any Participant and Unit Participant may, by written notice to the other Participants and Unit Participants, designate an alternate or substitute to act as its representative on the Auditing Committee in the absence of the regular members of the Auditing Committee or to act on specified occasions with respect to specified matters.

        21.9 No action may be taken by the Auditing Committee unless such action is agreed to by all of the Participants and Unit Participants entitled to vote thereon acting through their representatives on the Auditing Committee.

        21.10 The Auditing Committee shall keep written minutes and records of all meetings and any action or determination by the Auditing Committee shall be reduced to writing, to become effective when signed by duly authorized representatives of the Participants and Unit Participants entitled to vote thereon.

        21.11 If the Auditing Committee is unable to agree on any matter within the scope of its responsibility under the terms and conditions of this Construction Agreement, such matter shall be referred in writing to the Coordination Committee.

        21.12 The Coordination, Engineering and Operating, and Auditing Committees or any other committees established under any of the Project Agreements shall have no authority to modify any of the provisions of this Construction Agreement.

        21.13 The Project Manager shall consult with the Operating Agent on engineering design considerations which have an effect on the operation or maintenance of the San Juan Project, in accordance with the Project Manager's existing practice with its own Power Production Department.

        21.14 A Participant's committee members shall be entitled to vote on all matters except those matters which relate solely to a generating unit in
which such Participant does not have an ownership interest.   A Unit
Participant has both an ownership interest and generation entitlement. On matters which relate to generating units in which a Unit Participant has no ownership interest, or common facilities of the San Juan Project, a Unit Participant shall have no vote; provided however that:

                 21.14.1 With respect to matters involving and not solely re-lated to San Juan Unit 4, Tucson, as a Participant holding voting rights on the Coordination, Engineering and Operating, and Auditing Committees, shall retain such voting rights for M-S-R, with the obligation to consult with M-S-R on all matters involving the San Juan Project which affect San Juan 4 as set forth in the San Juan Unit No. 4 Sale of Option Agreement, dated November 29, 1982, between Tucson and M-S-R, and the EPPA.

        21.15 In the event of disagreement among members of a particular San Juan Project committee as to whether a matter brought properly before such committee relates solely to a specific San Juan generating unit or to other generating units or common facilities of the San Juan Project, then such determination shall be made by the agreement of the New Mexico and Tucson members of such committee. If the New Mexico and Tucson members of the Auditing Committee or Engineering and Operating Committee are unable to agree on such a matter, then the matter shall be referred to the New Mexico and Tucson members of the Coordination Committee.

        21.16 In the event the Coordination Committee, or Engineering and Operating Committee, or Auditing Committee fails to reach agreement on a
matter that has earlier been determined to relate solely to San Juan   Unit
4, which such committee is authorized to determine, approve, or otherwise act upon after a reasonable opportunity to do so, then the Project Manager (as said term is defined in this Construction Agreement) shall be authorized and obligated to take such action as in its discretion it deems to be necessary to the successful and proper construction, operation, and maintenance of San Juan Unit 4 pending the resolution, by arbitration or otherwise, of any such inability or failure to agree.

        4.0 Amended Section 18.10. Section 18.10 shall be amended to read in its entirety as follows:

                 18.10 Except as modified by the provisions set forth in this Modification No. 2, all of the terms and conditions of this Construction Agreement shall remain in full force and effect.

        5.0 New Section 18.11. A new Section 18.11 shall be added to Section 18 to read in its entirety as follows:

                 18.11 The distinction between a Unit Participant and a Participant, as used in Section 5.39.1 and Section 21 is made in order to provide Unit Participants certain voting rights and rights of committee participation. Except as specifically set forth herein, such provisions are not intended to, and do not, modify, reduce, or expand the liabilities, duties, rights, or obligations between the Participants and Unit Participants, as may exist by reason of the applicability of other provisions of this Construction Agreement by virtue of any other agreement between a Participant and Unit Participant. Except with respect to voting rights and committee participation, the rights, obligations, or the liability of a Unit Participant and a Participant shall be identical.

        6.0 New Section 22. A new Section 22 shall be added to read in its entirety as follows.

                 22.0  RECOGNITION OF M-S-R AND FARMINGTON ACKNOWLEDGEMENT.
                 22.1 The Parties recognize that M-S-R and Farmington each have acknowledged that it is familiar with the San Juan Project Agreements between New Mexico and Tucson and such agreements govern the activities of the San Juan Project and that where a specific provision of the EPPA or of the Farmington PAPA is in conflict with a provision in one or more of the San Juan Project Agreements, then (a) as between New Mexico and M-S-R the provisions of the EPPA shall govern, all as provided in
        Section 5.2 of such EPPA, and (b) as between New Mexico and Farmington the provisions of the Farmington PAPA shall govern, all as provided in
        Section 8.2 of the Farmington PAPA.

        7.0 New Section 23. A new Section 23 shall be added to read in its entirety as follows:

                 23.0  RESTRICTIONS ON FURTHER AMENDMENTS.
                 23.1 New Mexico and Tucson shall not, by further amendment or modification of this Construction Agreement, abrogate, dilute or deny the voting rights or rights of committee participation accorded a Unit Participant herein, without the advance written consent of such Unit Participant.

        IN WITNESS WHEREOF, New Mexico and Tucson have caused this Modification No. 2 to be executed as of this 31st day of December, 1983.

                                  PUBLIC SERVICE COMPANY OF NEW MEXICO



                                  By



                                  Its     Vice President



                                  TUCSON ELECTRIC POWER COMPANY



                         By

                         Its     Executive Vice President
STATE OF NEW MEXICO
                                           ss.
COUNTY OF BERNALILLO

        The foregoing instrument was acknowledged before me this 28th day of
December, 1983, by      C.D. Bedford     , a Senior Vice President of Public
Service Company of New Mexico, a New Mexico corporation, on behalf of said corporation.

NOTARY PUBLIC




My Commission Expires:


STATE OF ARIZONA
                                  ss.
COUNTY OF PIMA

        The foregoing instrument was acknowledged before me this 28th day of December, 1983, by Einar Greve, Executive Vice President of Tucson Electric Power Company, a Arizona corporation, on behalf of said corporation.

NOTARY PUBLIC




My Commission Expires:

                                           MODIFICATION NO. 2 TO
                                   SAN JUAN PROJECT OPERATING AGREEMENT
                                                  BETWEEN
                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                                    AND
                                       TUCSON ELECTRIC POWER COMPANY

        THIS MODIFICATION NO. 2 to the San Juan Project Operating Agreement between PUBLIC SERVICE COMPANY OF NEW MEXICO ("New Mexico") and TUCSON ELECTRIC POWER COMPANY ("Tucson"), hereinafter sometimes referred to
collectively as the "Parties" or "Participants", is hereby entered   into and
executed this 31st day of December, 1983.

WITNESSETH:

        WHEREAS, New Mexico and Tucson entered into an agreement described as the San Juan Project Operating Agreement between New Mexico and Tucson effective January 1, 1973, as modified by Modification No. 1 on May 16, 1979, ("Operating Agreement") which establishes certain terms and conditions relating to their participation and responsibility in the operation of the San Juan Project; and

        WHEREAS, by Purchase Agreement, dated as of May 16, 1979, New Mexico and Tucson agreed to the sale by Tucson and purchase by New Mexico of Tucson's 50% undivided interest in San Juan Unit 4, which sale was consummated on May 16, 1979, with Tucson retaining an option ("Tucson Option") to acquire up to a 28.8% ownership interest in San Juan Unit 4 ("Ownership Interest") at a later date; and

        WHEREAS, on November 17, 1981, New Mexico and the City of Farmington, New Mexico ("Farmington") executed the San Juan Unit 4 Purchase Agreement and Participation Agreement between New Mexico and Farmington ("Farmington PAPA") pursuant to which New Mexico transferred to Farmington an 8.475% undivided ownership interest in San Juan Unit 4 ("San Juan Unit 4") of the San Juan Project; and

        WHEREAS, on November 29, 1982, Tucson sold, assigned and conveyed the Tucson Option to purchase the Ownership Interest to M-S-R Public Power Agency ("M-S-R"), pursuant to the Tucson/San Juan Project Sale of Option Agreement, and on November 29, 1982, New Mexico and M-S-R entered into the San Juan Unit 4 Purchase and Participation Agreement ("Purchase and Participation Agreement"), and supplement thereto, which set forth the terms and conditions of a sale by New Mexico to M-S-R of the Ownership Interest and the participation between M-S-R and New Mexico in the operation and ownership of San Juan Unit 4; and

        WHEREAS, on November 30, 1982 M-S-R gave to New Mexico, and New Mexico received from M-S-R Notice of Exercise of Option, by which M-S-R exercised the Tucson Option to acquire the Ownership Interest; and

        WHEREAS, on May 31, 1983, New Mexico and M-S-R entered into a First Amendment to the Purchase and Participation Agreement, which provided for the negotiation and execution by New Mexico and M-S-R of a definitive agreement to provide for the purchase, sale and transfer of the Ownership Interest to occur on or before December 31, 1983; and

        WHEREAS, on September 26, 1983, New Mexico and M-S-R entered into the San Juan Unit 4 Early Purchase and Participation Agreement ("EPPA"), into which the Purchase and Participation Agreement, as amended, was merged and
modified which provides, among other things, for such 1983   sale by New
Mexico and purchase by M-S-R of the Ownership Interest; and

        WHEREAS, the EPPA provides, among other things, that amendments to the San Juan Project Agreements to reflect M-S-R's acquisition of the Ownership Interest shall have been executed and delivered at or before the Purchase Closing (as said term is defined in the EPPa); and

        WHEREAS, the Parties intend by this Modification No. 2 to amend the Operating Agreement (1) to acknowledge M-S-R's acquisition of its Ownership Interest in San Juan Unit 4, in compliance with the conditions of the EPPA; and (2) to provide a mechanism whereby persons or entitles acquiring an ownership interest in and a generation entitlement from a San Juan generating unit may also acquire voting rights and rights of committee participation, subject to the conditions and limitations set forth herein.

        NOW, THEREFORE, New Mexico and Tucson agree that the Operating Agreement is hereby amended as follows:

        1.0 Effective Date. This Modification No. 2 shall be effective immediately upon the Purchase Closing contemplated in the EPPA, currently anticipated to be December 31, 1983. In the event such Purchase Closing does not occur prior to June 30, 1984, this Modification No. 2 shall be null and void.

        2.0      New Section 5.53.1.  A new Section 5.53.1 shall be added to
Section 5 between Sections 5.53 and 5.54 to read in its entirety as follows:

                 5.53.1 Unit Participant: M-S-R and any other person or entity, other than a Participant, which has both (a) an ownership interest of five percent (5%) or greater in a San Juan generating unit, and (b) a generation entitlement from such San Juan generating unit, provided the following conditions have been fulfilled (except with respect to M-S-R, which shall become a Unit Participant upon the effective date hereof without any further action):

                         5.53.1.1 The Participant or Unit Participant which transferred such ownership interest and generation entitlement to such person or entity shall have executed a consent that such person or entity shall have the voting rights of a Unit Participant set forth herein; and

                         5.53.1.2 Such person or entity have executed an acceptance of such voting rights, subject to the terms and conditions hereof.

        3.0 Amended Section 7. Section 7 shall be amended to read in its entirety as follows:

        7.0      COORDINATION COMMITTEE:

        7.1 The Coordination Committee shall remain in existence during the term of this Operating Agreement.

        7.2 In addition to the functions and responsibilities of the Coordination Committee described in the other Project Agreements, the Coordination committee shall have the following functions and responsibilities under this Operating Agreement.

        7.2.1  To provide liaison among the Participants, Unit Participants.

        7.2.2 Exercise general supervision over the Engineering and Operating Committee and the Auditing Committee.

        7.2.3 Consider and act upon all matters referred to the Coordination Committee by the Engineering and Operating Committee and the Auditing Committee.

        7.3 The Coordination Committee shall have no authority to modify any provisions of the Project Agreements. No action may be taken by the Coordination Committee unless such action is agreed to by all of the Participants and Unit Participants entitled to vote thereon acting through their representatives on the Coordination Committee, and action by the Coordination Committee shall constitute action by the Participants and Unit Participants. A Participant's Coordination committee member shall be entitled to vote on all matters except those matters which relate solely to a generating unit in which each Participant does not have an ownership interest. A Unit Participant's Coordination Committee member shall have a right to vote only on matters which relate solely to a specific generating unit in which Unit Participant has both an ownership interest and generation entitlement. It is agreed that maintenance scheduling and operation during periods of curtailment of the total San Juan Project pursuant to Section 10, Paragraph 10.2 of the Co-Tenancy Agreement are not matters which relate solely to a specific generating unit, but are matters affecting all units of
the San Juan Project.   On matters which relate to generating units in which
a Unit Participant has no ownership interest, or common facilities of the San Juan Project, a Unit Participant shall have no vote; provided however that:

                 7.3.1 With respect to matters involving and not solely related to San Juan Unit 4, Tucson, as a Participant holding voting rights on the Coordination Committee, shall retain such voting rights for M-S-R, with the obligation to consult with M-S-R on all matters involving the San Juan Project which affect San Juan Unit 4 as set forth in the San Juan Unit No. 4 Sale of Option Agreement, dated November 29, 1982, between TEP and M-S-R and the EPPA.

        7.4 Any action, agreement or determination made by the Coordination Committee shall be reduced to writing and shall become effective when signed by such representatives of each Participant and Unit Participant or authorized alternates entitled to vote thereon; provided, in the event of an Operating Emergency, action or determination may be made on the basis of oral agreements among duly authorized representatives of the respective Participants and Unit Participants entitled to vote thereon, and such action or determination subsequently shall be reduced to writing.

        7.5 Each Participant and Unit Participant shall notify the other Participants and Unit Participants promptly of any change in the designation of its representative on the Coordination committee. Each Participant and Unit Participant may, by written notice to the other Participants and Unit Participants, designate an alternate or substitute to act as its representative in the absence of its regular member or to act on specified occasions with respect to specified matters.

        7.6 In the event of disagreement among Coordination Committee members as to whether a matter relates solely to a specific San Juan generating unit or to other generating units or common facilities of the San Juan Project, then such determination shall be made by the agreement of the New Mexico and Tucson Coordination Committee members.

        7.7 In the event the Coordination Committee fails to reach agreement on a matter that has earlier been determined to relate solely to San Juan Unit 4, which such committee is authorized to determine, approve, or otherwise act upon after a reasonable opportunity to do so, then the Operating Agent (as said term is defined in this Operating Agreement) shall be authorized and obligated to take such action as in its discretion it deems to be necessary to the successful and proper construction, operation, and maintenance of San Juan Unit 4, pending the resolution, by arbitration of otherwise, of any such inability or failure to agree.

4.0 Amended Section 8. Section 8 shall be amended to read in its entirety as follows:

        8.0      ENGINEERING AND OPERATING COMMITTEE:

        8.1 The Engineering and Operating Committee shall remain in existence during the term of this Operating Agreement.

        8.2 In addition to the functions and responsibilities of the Engineering and Operating Committee described in the other Project Agreements, the Engineering and Operating Committee shall have the following functions and responsibilities under this Operating Agreement.

                 8.2.1 Review and approve the following items related to the performance of Operating work.

                         8.2.1.1  The Annual capital expenditures budget.

                         8.2.1.2  The annual manning table.

                         8.2.1.3  The annual operation and maintenance budget.

                         8.2.1.4 The written statements of operating procedures.

                         8.2.1.5 The planned maintenance schedule and a list of contractors for contract maintenance included in the annual maintenance budget.

                         8.2.1.6 The policies for establishing the Emergency Spare Parts inventory.

                         8.2.1.7 The policies for establishing the inventory for Material and Supplies.

                         8.2.1.8 The statistical and administrative reports, budgets and information and other similar records, and the form thereof, to be kept and furnished by the Operating Agent, in accordance with Section 6.3.15 hereof (excluding accounting records used internally by the Operating Agent for the purpose of accumulating financial and statistical data, such as books of original entry, ledgers, work papers, and source documents).

                         8.2.1.9 The operating procedures and criteria for
                 determining Net Effective Generating Capacity, Minimum Net Generation, Zero Net Load, and Net Energy Generation of the San Juan Project.

                    8.2.1.10 The principles and procedures for establishing communication channels among Participants and Unit Participants.

                         8.2.1.11 The operating procedures for performance and efficiency testing.

                         8.2.1.12 The operating procedures for maintaining complete and accurate Power and Energy accounting.

                     8.2.1.13 The Operating Agent's estimate and analysis of the total expenditures resulting from an Operating Emergency, as provided in Section 16.7 herein.

                       8.2.1.14 The results and expenditures of programs and contracts on environmental control and data collection for which the Operating Agent has contracted.

                 8.2.2 Establish the amount of coal to be maintained in the Emergency Coal Storage Pile.

           8.2.3 Establish operating procedures for delivery of coal to the Emergency Coal Storage Pile.

                 8.2.4 Establish procedures for the operation of the San Juan Project during any period of curtailed operations which reduces or may reduce the Net Effective Generating Capacity.

                 8.2.5 Establish criteria for determination of Date of Firm Operation.

                 8.2.6 Except for Project Work which is defined in Section 5.28 of the Construction Agreement, and except for an Operating Emergency as provided in Section 16 hereof, designate a construction agent responsible for the design, construction and acquisition of Capital Additions, Capital Betterments and Capital Replacements.

                 8.2.7 Establish operating procedures under which the Operating Agent shall determine the fuel requirements for the San Juan Project.

             8.2.8 Approve the list of transportation and motorized equipment to be purchased or leased by the Operating Agent for use in the performance of Operating Work.

              8.2.9 Perform such other functions and responsibilities as may be assigned to it from time to time by the Coordination Committee.

                 8.2.10 Establish a list of approved contractors with which the Operating Agent may contract with in the performance of Operating Work.

                 8.3 The Engineering and Operating committee shall have no authority to modify any of the provisions of this Operating Agreement. No action may be taken by the Engineering and Operating Committee unless such action is agreed to by all of the Participants and Unit Participants entitled to vote thereon acting through their representatives on the Engineering and Operating Committee. A Participant's Engineering and Operating Committee members shall be entitled to vote on all matters except those matters which relate solely to a generating unit in which such Participant does not have an ownership interest. A Unit Participant's Engineering and Operating Committee members shall have a right to vote only on matters which relate solely to a specific generating unit in which such Unit Participant has both an ownership interest and generation entitlement. It is agreed that maintenance scheduling and operation during periods of curtailment of the total San Juan Project pursuant to Section 10, Paragraph 10.2 of the Co-Tenancy Agreement are not matters which relate solely to a specific generating unit, but are matters affecting all units of the San Juan Project. On matters which relate to generating units in which a Unit Participant has no ownership interest, or common facilities of the San Juan Project, a Unit Participant shall have no vote; provided however that:

                         8.3.1 With respect to matters involving and not solely related to San Juan Unit 4, Tucson, as a Participant holding voting rights on the Engineering and Operating Committee, shall retain such voting rights for M-S-R, with the obligation to consult with M-S-R on all matters involving the San Juan Project which affect San Juan Unit 4 as set forth in the San Juan Unit No. 4 Sale of Option Agreement, dated November 29, 1982, between TEP and M-S-R, and the EPPA.

        8.4 The Engineering and Operating committee shall keep written minutes and records of all meetings, and any action or determination made by the Engineering and Operating committee shall be reduced to writing and shall become effective when signed by a representative of each Participant and Unit Participant on the Engineering and Operating Committee or authorized alternates entitled to vote thereon, except that in the event of an Operating Emergency, action may be taken or a determination may be made on the basis
of oral agreements among duly   authorized representatives of the respective
Participants and Unit Participants entitled to vote thereon and such action or determination subsequently shall be reduced to writing.


        8.5 Each Participant and Unit Participant shall notify the other Participants and Unit Participants promptly of any change in the designation of its representatives on the Engineering and Operating Committee. Each Participant and Unit Participant may, by written notice to the other Participants and Unit Participants, designate an alternate or substitute to act as such representative in the absence of any of its regular members or to act on specified occasions with respect to specified matters.

        8.6 In the event of disagreement among Engineering and Operating Committee members as to whether a matter relates solely to a specific San Juan generating unit or to other generating units or common facilities of the San Juan Project, then such determination shall be made by the agreement of the New Mexico and Tucson Engineering and Operating Committee members. If the New Mexico and Tucson Engineering and Operating Committee members cannot agree on such matter, the matter shall be referred to the New Mexico and Tucson members of the Coordination Committee.

        8.7 In the event the Engineering and Operating committee fails to reach agreement on a matter that has earlier been determined to relate solely to San Juan Unit 4, which such committee is authorized to determine, approve, or otherwise act upon after a reasonable opportunity to do so, then the Operating Agent shall be authorized and obligated to take such action as in its discretion it deems to be necessary to the successful and proper construction, operation, and maintenance of San Juan Unit 4 pending the resolution, by arbitration or otherwise, of any such inability or failure to agree.

5.0 Amended Section 9. Section 9 shall be amended to read in its entirety as follows:

        9.0      AUDITING COMMITTEE:

        9.1 The Auditing Committee shall remain in existence during the term of this Operating Agreement.

        9.2 In addition to the functions and responsibilities of the Auditing Committee described in the other Project Agreements, the Auditing Committee shall have the following functions and responsibilities under this Operating
Agreement:

                 9.2.1 Review internal control and make periodic audits of the records maintained by the Operating Agent in its performance of Operating Work and any other company records maintained by the Operating Agent in support of its billings to the Participants and Unit Participants.

             9.2.2 Review and approve the format and content of the Operating Agent's accounting records and reports for Operating Work.

                 9.2.3 Certify to the Participants and Unit Participants that the Operating Agent's results of operations and accounting methods and records, including any allocations for Operating Work, are in accordance with the Project Agreements and Accounting Practice.

                 9.2.4 Review and approve the Participant's administrative and general expense allowance and other normal loadings when such Participant acts as construction agent for Capital Additions, Capital Betterments, and Capital Replacements.

             9.2.5 Review and approve the Operating Agent's cost and expense allocations between (1) electric generation and related functions and
        (2) un related functions.

                 9.2.6 Perform such functions and responsibilities as may be assigned to it from time to time by the Coordination Committee.

            9.3 The Auditing Committee shall no authority to modify any of the provisions of this Operating Agreement. No action may be taken by the Auditing Committee unless such action is agreed to by all of the Participants and Unit Participants entitled to vote thereon acting through their representatives on the Auditing Committee. A Participant's Auditing Committee members shall be entitled to vote on all matters except those which relate solely to a generating unit in which such Participant does not have an ownership interest. A Unit Participant's Auditing Committee members shall have a right to vote only on matters which relate solely to a specific generating unit in which such Unit Participant has both an ownership interest and generation entitlement. On matters which relate to generating units in which a Unit Participant has no ownership interest, or common facilities of the San Juan Project, a Unit Participant shall have no vote; provided however that:

                         9.3.1 With respect to matters involving and not solely related to San Juan Unit 4, Tucson, as a Participant holding voting rights on the Auditing Committee, shall retain such voting rights for M-S-R, with the obligation to consult with M-S-R on all matters involving the San Juan Project which affect San Juan Unit 4 as set forth in the San Juan No. 4 Sale of Option Agreement, dated November 29, 1982, between Tucson and M-S-R, and the EPPA.

                 9.4 The Auditing Committee shall keep written minutes and records of all meetings, and nay action or determination by the Auditing Committee shall be reduced to writing and shall become effective when signed by duly authorized representatives of each Participant and Unit Participant entitled to vote thereon.

                 9.5 Each Participant and Unit Participant shall notify the other Participants and Unit Participants promptly of any change in the designation of such representatives. Any of the Participants and Unit Participants may, by written notice to the other Participants and Unit Participants, designate an alternate or substitute to act as such representative in the absence of any of its regular members, or to act on specified occasions with respect to specified matters.

                 9.6 In the event of disagreement among Auditing Committee members as to whether a matter relates solely to a specific San Juan generating unit or to other generating units or common facilities of the San Juan Project, then such determination shall be made by the agreement of the New Mexico and Tucson Auditing Committee members. If the New Mexico and Tucson Auditing Committee members cannot agree on such matter, the matter shall be referred to the New Mexico and Tucson members of the Coordination Committee.

        9.7 In the event the Auditing Committee fails to reach agreement on a
matter that has earlier been determined to relate solely to San Juan   Unit
4, which such committee is authorized to determine, approve, or otherwise act upon after a reasonable opportunity to do so, then the Operating Agent shall be authorized and obligated to take such action as in its discretion it deems to be necessary to the successful and proper construction, operation, and maintenance of San Juan Unit 4 pending the resolution, by arbitration or otherwise, of any such inability or failure to agree.

        5.0 Amended Section 31.10. Section 31.10 shall be amended to read in its entirety as follows:

                 31.10 Except as modified by the provisions set forth in this Modification No. 2, all of the terms and conditions of this Operating Agreement shall remain in full force and effect.

        6.0      New Section 31.11.  A new Section 31.11 shall be added to
        Section 31 to read in its entirety as follows:

                 31.11 The distinction between a Unit Participant and a Participant, as used in Section 5.53.1 and Section 7, Section 8 and
        Section 9 is made in order to provide Unit Participants certain voting rights and rights of committee participation. Except as specifically set forth herein, such provisions are not intended to, and do not, modify, reduce, or expand the liabilities, duties, rights, or obligations between the Participants and Unit Participants, as may exist by reason of the applicability of other provisions of this Operating Agreement by virtue of any other agreement between a Participant and Unit Participant. Except with respect to voting rights and committee participation, the rights, obligations, or the liability of a Unit Participant and a Participant shall be identical.

        7.0 New Section 32. A new Section 32 shall be added to read in its entirety as follows.

        32.0  RECOGNITION OF M-S-R AND FARMINGTON ACKNOWLEDGEMENT.
        32.1 The Parties recognize that M-S-R and Farmington each have acknowledged that it is familiar with the San Juan Project Agreements between New Mexico and Tucson and such agreements govern the activities of the San Juan Project and that where a specific provision of the EPPA or of the Farmington PAPA is in conflict with a provision in one or more of the San Juan Project Agreements, then (a) as between New Mexico and M-S-R the provisions of the EPPA shall govern, all as provided in
        Section 5.2 of such EPPA, and (b) as between New Mexico and Farmington the provisions of the Farmington PAPA shall govern, all as provided in
        Section 8.2 of the Farmington PAPA.

        8.0 New Section 33. A new Section 33 shall be added to read in its entirety as follows:

                 33.0  RESTRICTIONS ON FURTHER AMENDMENTS.
                 33.1 New Mexico and Tucson shall not, by further amendment or modification of this Operating Agreement, abrogate, dilute or deny the voting rights or rights of committee participation accorded a Unit Participant herein, without the advance written consent of such Unit Participant.

IN WITNESS WHEREOF, New Mexico and Tucson have caused this Modification No. 2 to be executed as of this 31st day of December, 1983.

                                  PUBLIC SERVICE COMPANY OF NEW MEXICO



                                  By




                                  Its     Vice President



                                  TUCSON ELECTRIC POWER COMPANY



                                  By

                                  Its     Executive Vice President

STATE OF NEW MEXICO
                                           ss.
COUNTY OF BERNALILLO

        The foregoing instrument was acknowledged before me this 28th day of
December, 1983, by      C.D. Bedford     , a Senior Vice President of Public
Service Company of New Mexico, a New Mexico corporation, on behalf of said corporation.

NOTARY PUBLIC




My Commission Expires:


STATE OF ARIZONA
                                  ss.
COUNTY OF PIMA

        The foregoing instrument was acknowledged before me this 28th day of December, 1983, by Einar Greve, Executive Vice President of Tucson Electric Power Company, a Arizona corporation, on behalf of said corporation.

NOTARY PUBLIC




My Commission Expires: